Exhibit 10.2

EXECUTION COPY

CREDIT AGREEMENT

Dated as of October 8, 2010

among

DINEEQUITY, INC.,

as the Borrower,

BARCLAYS BANK PLC,

as Administrative Agent,

GOLDMAN SACHS BANK USA,

as Syndication Agent,

RAYMOND JAMES REALTY, INC.

as Documentation Agent,

and

The Other Lenders Party Hereto

BARCLAYS CAPITAL and

GOLDMAN SACHS BANK USA

as Joint Lead Arrangers and Joint Book Managers

i

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01.	Conditions of Initial Credit Extension	79
4.02.	Conditions to All Credit Extensions	82

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01.	Existence, Qualification and Power	83
5.02.	Authorization; No Contravention	83
5.03.	Governmental Authorization; Other Consents	83
5.04.	Binding Effect	83
5.05.	Financial Statements; No Material Adverse Effect	84
5.06.	Litigation	84
5.07.	No Default	84
5.08.	Property	84
5.09.	Environmental Matters	85
5.10.	Insurance	85
5.11.	Taxes	86
5.12.	ERISA Compliance	86
5.13.	Subsidiaries; Equity Interests; Loan Parties	86
5.14.	Margin Regulations; Investment Company Act	87
5.15.	Disclosure	87
5.16.	Compliance with Laws	87
5.17.	Intellectual Property; Licenses, Etc.	87
5.18.	Solvency	88
5.19.	Labor Matters	88
5.20.	Collateral Documents	88
5.21	Compliance with OFAC Rules and Regulations	89
5.22	Foreign Assets Control Regulations, Etc.	89

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01.	Financial Statements	89
6.02.	Certificates; Other Information	91
6.03.	Notices	92
6.04.	Payment of Obligations	93
6.05.	Preservation of Existence, Etc.	93
6.06.	Maintenance of Properties; Intellectual Property	93
6.07.	Maintenance of Insurance	93
6.08.	Compliance with Laws	93
6.09.	Books and Records	94
6.10.	Inspection Rights	94
6.11.	Use of Proceeds	94
6.12.	Additional Collateral; Additional Guarantors	94
6.13.	Compliance with Environmental Laws	95
6.14.	Further Assurances	96
6.15.	Interest Rate Hedging	96
6.16.	Information Regarding Collateral and Loan Documents	96

6.17.	Designation of Subsidiaries	97
6.18.	Maintenance of Debt Ratings	97
6.19.	Redemption of Applebee’s and IHOP Fixed Rate Notes	97
6.20.	Redemption of the Applebee’s and IHOP Variable Funding Notes	98
6.21.	Purchase of Applebee’s Class M-1 Notes	98
6.22.	Certain Post-Closing Obligations	98

ARTICLE VII
NEGATIVE COVENANTS

7.01.	Liens	98
7.02.	Indebtedness	101
7.03.	Investments	103
7.04.	Fundamental Changes	106
7.05.	Dispositions	106
7.06.	Restricted Payments	108
7.07.	Change in Nature of Business	109
7.08.	Transactions with Affiliates	110
7.09.	Burdensome Agreements	111
7.10.	Use of Proceeds	111
7.11.	Financial Covenants	111
7.12.	Amendments	112
7.13.	Fiscal Year	112
7.14.	Prepayments, Etc. of Indebtedness	112
7.15.	No Further Negative Pledge	113
7.16.	Maximum Capital Expenditures	113

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01.	Events of Default	114
8.02.	Remedies upon Event of Default	116
8.03.	Application of Funds	117

ARTICLE IX
ADMINISTRATIVE AGENT

9.01.	Appointment and Authority	118
9.02.	Rights as a Lender	118
9.03.	Exculpatory Provisions	118
9.04.	Reliance by Administrative Agent	119
9.05.	Withholding Tax	120
9.06.	Delegation of Duties	120
9.07.	Resignation of Administrative Agent	120
9.08.	Non-Reliance on Administrative Agent and Other Lenders	121
9.09.	No Other Duties, Etc.	121
9.10.	Administrative Agent May File Proofs of Claim	121
9.11.	Collateral and Guaranty Matters	122
9.12.	Secured Cash Management Agreements and Secured Hedge Agreements	123
9.13.	Administrative Agent’s “Know Your Customer” Requirements	123

ARTICLE X
MISCELLANEOUS

10.01.	Amendments, Etc.	123
10.02.	Notices; Effectiveness; Electronic Communications	127
10.03.	No Waiver; Cumulative Remedies; Enforcement	128
10.04.	Expenses; Indemnity; Damage Waiver.	129
10.05.	Payments Set Aside	131
10.06.	Successors and Assigns	131
10.07.	Treatment of Certain Information; Confidentiality	136
10.08.	Right of Setoff	137
10.09.	Interest Rate Limitation	137
10.10.	Counterparts; Integration; Effectiveness	138
10.11.	Survival of Representations and Warranties	138
10.12.	Severability	138
10.13.	Replacement of Lenders	138
10.14.	Governing Law; Jurisdiction; Etc. GOVERNING LAW	139
10.15.	WAIVER OF JURY TRIAL	140
10.16.	No Advisory or Fiduciary Responsibility	140
10.17.	Electronic Execution of Assignments and Certain Other Documents	141
10.18.	USA PATRIOT Act	141
10.19.	ENTIRE AGREEMENT	141
10.20.	Purchasing Borrower Parties	141
10.21.	Collateral and Guarantee Releases	141
10.22.	Foreign Subsidiaries	142

SCHEDULES

1.01(a)	Existing Letters of Credit
(c)1.01	Unrestricted Subsidiaries
2.01	Commitments and Applicable Percentages
(c)4.01	Indebtedness
5.01	Existence, Qualification and Power
5.06	Litigation
5.12(a)	Pension Plan Determination Letters
5.12(d)	Pension Plan or Multiemployer Plan
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.17(a)	Intellectual Property Matters
5.19	Labor Matters
6.12(a)	Guarantors
6.22	Post-Closing Obligations
7.01	Liens
7.02	Existing Indebtedness
7.03(f)	Investments
7.08	Affiliate Transactions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Purchasing Borrower Party Assignment and Assumption
F	Guarantee and Security Agreement
G	Mortgage
H	Perfection Certificate
I	Discounted Prepayment Option Notice
J	Lender Participation Notice
K	Discounted Voluntary Prepayment Notice
L-1	Tax Certificate
L-2	Tax Certificate
L-3	Tax Certificate
L-4	Tax Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of October 8, 2010, among DINEEQUITY, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), BARCLAYS BANK PLC, as Administrative Agent, RAYMOND JAMES REALTY, INC., as Documentation Agent, BARCLAYS CAPITAL, as Joint Lead Arranger and Joint Book Manager and GOLDMAN SACHS BANK USA, as Syndication Agent, Joint Lead Arranger and Joint Book Manager.

PRELIMINARY STATEMENTS:

The Borrower has requested that the Lenders provide a term loan facility and a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Price” has the meaning specified in Section 2.05(c)(iii).

“Acceptance Date” has the meaning specified in Section 2.05(c)(ii).

“Accepting Lenders” has the meaning specified in Section 10.01.

“Accounts Receivable” means (a) accounts receivable, (b) franchise fee payments and other revenues related to franchise agreements, (c) royalty and other similar payments made related to the use of trade names and other Intellectual Property, business support, training and other services, (d) revenues related to distribution and merchandising of the products of the Borrower and its Restricted Subsidiaries and (e) rents, real estate taxes and other non-royalty amounts due from franchisees.

“Acquired Indebtedness” means (a) Indebtedness of the Borrower, any Guarantor or any Restricted Subsidiary incurred to finance an acquisition or other business combination or purchase of a business unit (including individual restaurants) or division or all or substantially all of a Person’s assets, including to repay, purchase, defease, discharge, acquire for value or redeem Indebtedness of any Person so acquired or whose assets are so acquired, to pay fees and expenses relating thereto and to finance Capital Expenditures relating to the acquired entity or assets so acquired reasonably expected to be made in the 12 months following such acquisition; provided that such Indebtedness is not secured; and provided, further, that the final maturity date of such Indebtedness is not earlier than the final maturity date of the Term Loans (it being understood that a one-year maturity with rollover or extension provisions customary to “bridge” loan financings shall not violate this proviso) or (b) Indebtedness of a Person existing at the time the Person merges with or into or becomes a Restricted Subsidiary and Indebtedness secured by assets assumed by the Borrower or any Restricted Subsidiary at the time such assets are acquired by Borrower or such Restricted Subsidiary; provided that, in the case of this clause (b), such Indebtedness existed at the time such Person became a Restricted Subsidiary and was not created in anticipation thereof.

“Act” has the meaning specified in Section 10.18.

“Additional Commitments Effective Date” has the meaning specified in Section 2.14(b).

“Additional Lender” has the meaning specified in Section 2.14(b).

“Additional Revolving Credit Commitments” means the commitments of the Additional Revolving Credit Lenders to make Additional Revolving Credit Loans pursuant to Section 2.14.

“Additional Revolving Credit Lenders” means the lenders providing the Additional Revolving Credit Commitments.

“Additional Revolving Credit Loans” means any loans made in respect of any Additional Revolving Credit Commitments that shall have been added pursuant to Section 2.14.

“Additional Term Commitments” means the commitments of the Additional Term Lenders to make Additional Term Loans pursuant to Section 2.14.

“Additional Term Lenders” means the lenders providing the Additional Term Loans.

“Additional Term Loans” means any loans made in respect of any Additional Term Commitments that shall have been added pursuant to Section 2.14.

“Administrative Agent” means Barclays Bank PLC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Applebee’s and IHOP Fixed Rate Notes” means all of the outstanding (a) Series 2007-1 Class A-2-II-A Fixed Rate Term Senior Notes due December 2037 and Series 2007-1 Class A-2-II-X Fixed Rate Term Senior Notes due December 2037 issued by Applebee’s Enterprises LLC, Applebee’s IP LLC and certain other entities listed in the applicable indenture as co-issuers and (b) Series 2007-1 Fixed Rate Term Notes due March 2037 and Series 2007-3 Fixed Rate Term Notes due December 2037 issued by IHOP Franchising, LLC and IHOP IP, LLC.

“Applebee’s and IHOP Notes” means (a) the Applebee’s and IHOP Fixed Rate Notes, (b) the Applebee’s and IHOP Variable Funding Notes and (c) the Applebee’s Class M-1 Notes.

“Applebee’s and IHOP Variable Funding Notes” means the (a) the Series 2007-1 Class A-1 Variable Funding Senior Notes due December 2037 issued by Applebee’s Enterprises LLC, Applebee’s IP LLC and certain other entities listed in the applicable indenture as co-issuers and (b) the Series 2007-2 Variable Funding Notes due March 2037 issued by IHOP Franchising, LLC and IHOP IP, LLC.

“Applebee’s Class M-1 Notes” means all of the outstanding Series 2007-1 Class M-1 Fixed Rate Term Subordinated Notes due December 2037 issued by Applebee’s Enterprises LLC, Applebee’s IP LLC and certain other entities listed in the applicable indenture as co-issuers.

“Applebee’s Sale-Leaseback Transactions” means the transactions pursuant to (i) the Purchase and Sale Agreement, dated May 19, 2008, related to the sale and leaseback of 181 parcels of real property improved with a restaurant operating as an Applebee’s Neighborhood Grill and Bar, and the related Master Land and Building Lease, dated June 13, 2008 and (ii) the sale-leaseback transaction in July 2008 with respect to the Borrower’s support center in Lenexa, Kansas.

“Applicable Discount” has the meaning specified in Section 2.05(c)(iii).

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by the principal amount of such Term Lender’s Term Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.16. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of an L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) in respect of the Term Facility, 3.50% per annum for Base Rate Loans and 4.50% per annum for Eurodollar Rate Loans and (b) in respect of the Revolving Credit Facility, (i) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the first full Fiscal Quarter after the Closing Date, a percentage, per annum, determined by reference to the following table as if the Consolidated Leverage Ratio then in effect were 4.75:1.00; and (ii) thereafter, a percentage, per annum, determined by reference to the Consolidated Leverage Ratio in effect from time to time as set forth below:

Consolidated Leverage Ratio	Applicable Rate for Revolving Credit Loans that are Eurodollar Rate Loans	Applicable Rate for Revolving Credit Loans that are Base Rate Loans
>4.75:1.00	4.50%	3.50%
<4.75:1.00 >3.50:1.00	4.25%	3.25%
<3.50:1.00	4.00%	3.00%

No change in the Applicable Rate for Revolving Credit Loans shall be effective until the date on which the Administrative Agent has received the applicable financial statements and a Compliance Certificate pursuant to Section 6.02(a)(i) calculating the Consolidated Leverage Ratio. At any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 6.02(a)(i), the Applicable Rate for Revolving Credit Loans shall be determined as if the Consolidated Leverage Ratio were in excess of 4.75:1.00. Promptly following receipt of the applicable information under Section 6.02(a)(i), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Rate for Revolving Credit Loans in effect from such date. In the event that any financial statement or certificate delivered pursuant to clause (i) or (ii) of Section 6.01(a) or Section 6.02(a)(i) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for Revolving Credit Loans for any period (an “Applicable Calculation Period”) than the Applicable Rate for Revolving Credit Loans applied for such Applicable Calculation Period, then (i) the Borrower shall promptly (and in no event later than two Business Days after the amount of such inaccuracy is capable of being calculated) deliver to the Administrative Agent a correct certificate for such Applicable Calculation Period, (ii) the Applicable Rate for Revolving Credit Loans for such Applicable Calculation Period shall be recalculated with the Consolidated Leverage Ratio at the corrected level and (iii) the Borrower shall promptly (and in no event later than two Business Days after the amount of such inaccuracy is capable of being calculated) pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Rate for Revolving Credit Loans for such Applicable Calculation Period. Nothing in this definition shall limit the right of the Administrative Agent or any Lender under Section 2.08(b) or Article VIII and the provisions of this definition shall survive the termination of this Agreement.

“Applicable Revolving Credit Commitment Fee Percentage” means (a) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the first full Fiscal Quarter after the Closing Date, a percentage, per annum, determined by reference to the following table as if the Consolidated Leverage Ratio then in effect were 4.75:1.00; and (b) thereafter, a percentage, per annum, determined by reference to the Consolidated Leverage Ratio in effect from time to time as set forth below:

Consolidated Leverage Ratio	Applicable Revolving Credit Commitment Fee Percentage
>4.75:1.00	0.75%
<4.75:1.00	0.50%

No change in the Applicable Revolving Credit Commitment Fee Percentage shall be effective until the date on which the Administrative Agent has received the applicable financial statements and a Compliance Certificate pursuant to Section 6.02(a)(i) calculating the Consolidated Leverage Ratio. At any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 6.02(a)(i), the Applicable Revolving Credit Commitment Fee Percentage shall be determined as if the Consolidated Leverage Ratio were in excess of 4.75:1.00. Promptly following receipt of the applicable information under Section 6.02(a)(i), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Revolving Credit Commitment Fee Percentage in effect from such date. In the event that any financial statement or certificate delivered pursuant to clause (i) or (ii) of Section 6.01(a) or Section 6.02(a)(i) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Revolving Credit Commitment Fee Percentage for any Applicable Calculation Period than the Applicable Revolving Credit Commitment Fee Percentage applied for such Applicable Calculation Period, then (i) the Borrower shall promptly (and in no event later than two Business Days after the amount of such inaccuracy is capable of being calculated) deliver to the Administrative Agent a correct certificate for such Applicable Calculation Period, (ii) the Applicable Revolving Credit Commitment Fee Percentage for such Applicable Calculation Period shall be recalculated with the Consolidated Leverage Ratio at the corrected level and (iii) the Borrower shall promptly (and in no event later than two Business Days after the amount of such inaccuracy is capable of being calculated) pay to the Administrative Agent the accrued additional fees owing as a result of such increased Applicable Revolving Credit Commitment Fee Percentage for such Applicable Calculation Period. Nothing in this definition shall limit the right of the Administrative Agent or any Lender under Section 2.08(b) or Article VIII and the provisions of this definition shall survive the termination of this Agreement.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Barclays Capital and Goldman Sachs Bank USA, in their capacity as joint lead arrangers and joint book managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), in substantially the form of Exhibit E-1 (or Exhibit E-2 with respect to a Purchasing Borrower Party) or any other form reasonably approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries for the Fiscal Years ended December 30, 2007, December 28, 2008 and January 3, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for each such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Minnesota Disposition Proceeds Amount” means (i) the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the Minnesota Disposition and (ii) restricted cash or cash collateral released to the Borrower or any Restricted Subsidiary on or following the Closing Date as a result of the replacement of letters of credit outstanding on the Closing Date with new letters of credit issued under this Agreement and Not Otherwise Applied pursuant to Section 2.05(b)(ii).

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate in effect on such day and (c) the one-month Eurodollar Rate in effect on such day plus 1.00%; provided that the Base Rate will be deemed not to be less than 2.50% per annum. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, as the case may be.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers or managing member of such Person, (c) in the case of any partnership, the board of directors or the board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.01(c).

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Business Intellectual Property” means the Intellectual Property used in the business of each Loan Party and each Subsidiary thereof as of the Closing Date.

“Buyer” has the meaning specified in the definition of “Minnesota Disposition”.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amounts that would be reflected as additions to property, plant or equipment on a consolidated statement of cash flows of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) in accordance with GAAP, but excluding (i) Permitted Reinvestments with Net Cash Proceeds of Dispositions, Extraordinary Receipts and Permitted Asset Sales, (ii) the purchase price of property acquired in ordinary course trade-ins to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) expenditures that constitute any part of consolidated lease expense or arise out of a sale leaseback transaction permitted hereunder, (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for, or reimbursed to the Borrower or any Restricted Subsidiary in cash or cash equivalents, by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has liability, (v) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vi) expenditures that constitute (x) Permitted Acquisitions, including additions to plant, property or equipment acquired as part of a purchase of an ongoing business pursuant to a Permitted Acquisition or transaction expenses constituting transition capital expenditures in connection with a Permitted Acquisition or (y) other Investments permitted under Section 7.03 constituting an acquisition of a Person, business unit or division or substantially all of a Person’s assets and (vii) permitted reorganizations or restructurings.

“Capitalized Leases” means all leases that, in accordance with GAAP, have been recorded as capitalized leases on a balance sheet of the lessee (including, without limitation, financing obligations that are capitalized) and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the applicable L/C Issuer(s) or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer(s) or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case in an amount equal to 102% of such Obligations and pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer(s) or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,

(b)(i) demand deposits, time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (ii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iii) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof or the District of Columbia whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s at the time such Investments are made,

(c) commercial paper rated at least “P-1” by Moody’s or “A-1” by S&P at the time of acquisition thereof and maturing within six months after the date of acquisition,

(d) repurchase obligations with a term of not more than 30 days for underlying securities of the type described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b)(iii) above,

(e) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (d) above at the time of the acquisition thereof, and

(f) in case of a Foreign Subsidiary, substantially similar investments, of comparable credit quality (taking into account the jurisdictions where such Foreign Subsidiary is in business), denominated in the currency of any jurisdiction in which such Person conducts business.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement (or, on the Closing Date, with respect to a Cash Management Agreement in effect prior to the Closing Date and continuing in effect thereafter), is a Lender, Administrative Agent, Documentation Agent or Syndication Agent or an Affiliate of a Lender, Administrative Agent, Documentation Agent or Syndication Agent in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Certificates of Designation” means the Series A Preferred Stock Certificate of Designation and the Series B Preferred Stock Certificate of Designation.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For the avoidance of doubt, a Change in Law shall not include the application or effect of any regulations promulgated and any interpretation or other guidance issued in connection with Sections 1471-1474 of the Code.

“Change of Control” means an event or series of events by which:

(a) individuals who on the Closing Date constituted the Board of Directors of the Borrower, together with any new directors whose election by the Board of Directors or whose nomination for election by the equity holders of the Borrower was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office; or

(b) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower; or

(c) any “change of control” (or similar event, however denominated) shall occur under and as defined in any indenture or agreement in respect of Indebtedness of the Borrower having an outstanding principal amount in excess of the Threshold Amount.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of voting power of Voting Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Closing Date” means the date on which the initial Credit Extension is made.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Guarantee and Security Agreement, the Intellectual Property Security Agreement, the Mortgages, each of the security agreement supplements, intellectual property security agreement supplements, security agreements, account control agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Cash Interest Charges” means, for any Measurement Period, the excess of (a) the cash interest expense (including imputed interest expense in respect of Capitalized Leases) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, minus, (b) the sum of (i) to the extent included in clause (a), (x) costs associated with obtaining Swap Contracts, (y) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments and (z) any cash costs associated with breakage in respect of hedging arrangements for interest rates) of the Borrower and its Restricted Subsidiaries for such period, (ii) to the extent included in such interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, (iii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind (or which is subject to accretion) for such period, (iv) cash interest income of Borrower and its Restricted Subsidiaries in such period, solely to the extent attributable to interest received in respect of cash and Cash Equivalent balances, (v) any interest expense attributable to the refinancing of the Applebee’s and IHOP Notes, including tender or redemption premiums, fees, discounts, expenses and losses (and any amortization thereof) and (vi) financing fees relating to the arrangement or issuance of Indebtedness.

“Consolidated Current Assets” means, with respect to any Person at any date, the total consolidated current assets (other than (x) cash and Cash Equivalents, (y) current portion of deferred income tax assets and (z) current assets relating to the issuance of gift cards or prepaid cards or certificates, including receivables related thereto) of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) that would, in accordance with GAAP, be classified as current assets on a consolidated balance sheet of such Person and its Subsidiaries (other than Unrestricted Subsidiaries).

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) at such date that would, in accordance with GAAP, be classified as current liabilities on a consolidated balance sheet of such Person and its Subsidiaries (other than Unrestricted Subsidiaries), other than (x) the current portion of any long-term Indebtedness (other than Indebtedness under this Agreement), (y) the current portion of deferred income taxes and (z) current liabilities relating to gift cards or prepaid cards or certificates.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus without duplication (i) Consolidated Interest Charges, to the extent deducted in calculating Consolidated Net Income (including, to the extent deducted in calculating Consolidated Net Income, net payments, if any, made (less net payments, if any, received) pursuant to interest rate Swap Contracts with respect to Indebtedness) and, to the extent not reflected in such Consolidated Interest Charges, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, plus (ii) to the extent deducted in calculating Consolidated Net Income, provisions for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise or similar taxes and taxes related to items that are excluded in computing Consolidated Net Income, plus (iii) to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in conformity with GAAP, depreciation, amortization and all other Non-Cash Charges reducing Consolidated Net Income, less all non-cash items increasing Consolidated Net Income (excluding (x) non-cash gains representing the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period that occurred after the Closing Date and (y) ordinary course accruals); provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income (or loss) was included in calculating Consolidated Net Income, plus (iv) without duplication and to the extent deducted in calculating Consolidated Net Income, any expenses or charges related to any actual or contemplated issuance of Equity Interests or an acquisition or disposition or an acquisition or disposition of a division or line of business (excluding, in each case, de minimis acquisitions or dispositions), recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by this Agreement (whether or not successful), plus (v) to the extent deducted in calculating Consolidated Net Income, any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Restricted Subsidiary or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests) solely to the extent that such net cash proceeds are excluded from the calculation of the Permitted Amount and Permitted Equity Amount, paid by or on behalf of, or accrued by, the Borrower or any of its Restricted Subsidiaries during such period, plus/minus (vi) to the extent included in calculating Consolidated Net Income, unrealized losses/gains in respect of Swap Contracts, all as determined in accordance with GAAP; provided that for the avoidance of doubt, regardless of whether any Discounted Voluntary Prepayment pursuant to Section 2.05(c) or any other payment of Indebtedness is deemed to result in a non-cash gain, no such gain shall increase Consolidated EBITDA.

“Consolidated Interest Charges” means, for any Measurement Period, the consolidated interest expense of the Borrower and its Restricted Subsidiaries in accordance with GAAP, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Borrower or its Restricted Subsidiaries, without duplication, (a) the sum of (i) the interest component of Capitalized Leases determined in accordance with GAAP, (ii) amortization of debt discount, (iii) to the extent deducted in calculating Consolidated Net Income, capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net costs associated with Swap Contracts (including the amortization or payment of fees but excluding unrealized gains or losses with respect thereto), (vii) any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Borrower or any Restricted Subsidiary in connection with a Permitted Receivables Financing and any acceleration of amortization of fees and expenses payable in connection with (x) Indebtedness or Permitted Refinancing Indebtedness, including, without limitation, such amounts incurred in connection with the Transactions and (y) the retirement of the Applebee’s and IHOP Notes and Series A Preferred Stock or Series B Preferred Stock or other Equity Interests and (viii) any premiums, fees, discounts, expenses and losses (and any amortization thereof) payable by Borrower or any Restricted Subsidiary in connection with a tender offer for and redemption or prepayment of the Applebee’s and IHOP Notes, minus (b) interest income in such period earned in respect of cash and Cash Equivalent balances.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Charges, in each case, of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

In making the foregoing calculation, in each case to the extent applicable, (1) pro forma effect will be given to any Financial Covenant Debt incurred in connection with a matter requiring determination of the Consolidated Interest Coverage Ratio on a Pro Forma Basis, as well as the use of proceeds of such Financial Covenant Debt, (2) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the date of determination (taking into account any Swap Contract applicable to such Indebtedness if the Swap Contract has a remaining term of at least 12 months) had been the applicable rate for the entire reference period, (3) Consolidated Cash Interest Charges related to any Indebtedness or Disqualified Equity Interests no longer outstanding or to be repaid, redeemed or defeased on the date of determination or with respect to which notice has been given or deposits have been made as to the repayment, redemption, discharge or defeasance thereof within 95 days of such applicable date of determination (including, without limitation, for purposes of this calculation, interest, fees, debt discounts, charges and other items) will be excluded, and such Indebtedness or Disqualified Equity Interests shall be deemed to have been repaid, redeemed, discharged or defeased as of the first day of the applicable period, and (4) pro forma effect will be given to (a) the creation, designation or redesignation of Restricted Subsidiaries and Unrestricted Subsidiaries, (b) any acquisition or disposition of companies, divisions, lines of businesses, operations or any other material acquisition or Disposition by the Borrower and its Restricted Subsidiaries, including any acquisition or Disposition of a company, division, line of business, operation or any other material acquisition or Disposition since the beginning of the Measurement Period by a Person that became a Restricted Subsidiary after the beginning of the Measurement Period and on or prior to the applicable date of determination, and (C) the discontinuation of any discontinued operations as if such events had occurred, and, in the case of any Disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition, disposition or discontinuation of a company, division, line of business or operation or any other material acquisition or Disposition, the pro forma calculation will be based upon the most recently completed Measurement Period for which financial statements have been provided (or, with respect to periods ended prior to October 3, 2010, have been filed with the SEC). For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months after the applicable event as if such operating expense reductions, operating improvements and synergies had been fully realized on the first day of the applicable period; provided that actions to realize such operating expense reductions and other operating improvements or synergies are taken or are reasonably expected to be taken within 12 months after the applicable event.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars in accordance with GAAP, in a manner consistent with that used in preparing the Borrower’s financial statements.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate principal amount of, without duplication, Financial Covenant Debt of the Borrower and its Restricted Subsidiaries as of such date to (b) the aggregate amount of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

In making the foregoing calculation, in each case to the extent applicable, (1) pro forma effect will be given to any Financial Covenant Debt incurred in connection with a matter requiring determination of the Consolidated Leverage Ratio on a Pro Forma Basis, as well as the use of proceeds of such Financial Covenant Debt, and (2) pro forma effect will be given to (a) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries, (b) any acquisition or disposition of companies, divisions, lines of businesses, operations or any other material acquisition or Disposition by the Borrower and its Restricted Subsidiaries, including any acquisition or Disposition of a company, division, line of business, operation or any other material acquisition or Disposition since the beginning of the Measurement Period by a Person that became a Restricted Subsidiary after the beginning of the Measurement Period and on or prior to the applicable date of determination, and (c) the discontinuation of any discontinued operations as if such events had occurred, and, in the case of any Disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition, disposition or discontinuation of a company, division, line of business or operation or any other material acquisition or Disposition, the pro forma calculation will be based upon the most recently completed Measurement Period for which financial statements have been provided (or, with respect to periods ended prior to October 3, 2010, have been filed with the SEC). For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months after the applicable event as if such operating expense reductions, operating improvements and synergies had been fully realized on the first day of the applicable period; provided that actions to realize such operating expense reductions and other operating improvements or synergies are taken or reasonably expected to be taken within 12 months after the applicable event. Any Indebtedness with respect to which notice has been given or deposits made on or prior to the applicable date of determination as to the repayment, redemption, discharge or defeasance thereof within 95 days of such applicable date of determination will be excluded from the calculations of the Consolidated Leverage Ratio and such Indebtedness will be deemed to be no longer outstanding on such date of determination.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars in accordance with GAAP, in a manner consistent with that used in preparing the Borrower’s financial statements.

“Consolidated Net Income” means, for any Measurement Period, the aggregate net income (or loss) of the Borrower and its Restricted Subsidiaries for such Measurement Period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income: (1) the net income (and loss) of any Person that is not a Restricted Subsidiary, except to the extent of the dividends or other distributions actually paid in cash (or to the extent converted into cash) to the Borrower or any of its Restricted Subsidiaries (subject to clause (3) below) by such Person during such period; (2) the net income (but not loss) of any Restricted Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (3) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to Dispositions pursuant to Section 7.05(a), (f), (h), (i), (l), (m), (o) or (p) or to the early extinguishment of Indebtedness or any net after-tax gains or losses associated with Swap Contracts; (4) any net after-tax extraordinary or non-recurring or unusual gains or losses (it being understood that proceeds of business interruption insurance shall not be deemed extraordinary, unusual or non-recurring for purposes of calculating Consolidated Net Income); and any extraordinary, unusual or non-recurring fees, expenses or charges, including any litigation and any restructuring expenses, severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, business optimization costs, signing, retention or completion bonuses; (5) the cumulative effect of a change in accounting principles; (6) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, Preferred Stock or other rights; (7) any non-cash amortization or impairment expense; (8) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations; (9) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, until such gains or losses are actually realized (at which time they should be included); (10) any expenses or charges related to the Transaction including, but not limited to, any premiums, fees, discounts, expenses and losses (and any amortization thereof) payable by the Borrower or any Restricted Subsidiary in connection with a tender offer for and redemption or prepayment of the Applebee’s and IHOP Notes, any actual or contemplated issuance of Equity Interests, Investment, acquisition, Disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful, including any such expenses or charges attributable to the issuance and sale of the Senior

Notes and the consummation of the exchange offer relating thereto; and (11) any expenses or reserves for liabilities to the extent that the Borrower or any Restricted Subsidiary is entitled to indemnification or reimbursement therefor under binding agreements or an insurance claim therefor; provided that any liabilities for which the Borrower or such Restricted Subsidiary is not actually indemnified or covered by insurance shall reduce Consolidated Net Income in the period in which it is determined that the Borrower or such Restricted Subsidiary will not be indemnified or that the applicable insurer will not pay such insurance claim. For the avoidance of doubt, Consolidated Net Income shall be calculated prior to the declaration and payment of dividends to holders of the Series A Preferred Stock and/or the Series B Preferred Stock.

In calculating the aggregate net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis, Unrestricted Subsidiaries will be treated as if accounted for under the equity method of accounting.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate principal amount of, without duplication, Financial Covenant Debt of the Borrower and its Restricted Subsidiaries as of such date that is secured by a Lien on any assets of the Borrower and its Restricted Subsidiaries to (b) the aggregate amount of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

In making the foregoing calculation, in each case to the extent applicable, (1) pro forma effect will be given to any Financial Covenant Debt incurred in connection with a matter requiring determination of the Consolidated Leverage Ratio on a Pro Forma Basis, as well as the use of proceeds of such Financial Covenant Debt, and (2) pro forma effect will be given to (A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries, (B) any acquisition or disposition of companies, divisions, lines of businesses, operations or any other material acquisition or Disposition by the Borrower and its Restricted Subsidiaries, including any acquisition or Disposition of a company, division, line of business, operation or any other material acquisition or Disposition since the beginning of the Measurement Period by a Person that became a Restricted Subsidiary after the beginning of the Measurement Period and on or prior to the applicable date of determination, and (C) the discontinuation of any discontinued operations as if such events had occurred, and, in the case of any Disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition, disposition or discontinuation of a company, division, line of business or operation or any other material acquisition or Disposition, the pro forma calculation will be based upon the most recently completed Measurement Period for which financial statements have been provided under Section 6.01(a)(i) or (ii) (or, with respect to periods ended on or prior to October 3, 2010, have been filed with the SEC). For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months after the applicable event as if such operating expense reductions and other operating improvements or synergies had been fully realized on the first day of the applicable period; provided that actions to realize such operating expense reductions and other operating improvements or synergies are taken or reasonably expected to be taken within 12 months after the applicable event. Any Indebtedness with respect to which notice has been given or deposits made on or prior to the applicable date of determination as to the repayment, redemption, discharge or defeasance thereof within 95 days of such applicable date of determination will be excluded from the calculations of the Consolidated Senior Secured Leverage Ratio and such Indebtedness will be deemed to be no longer outstanding on such date of determination.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars in accordance with GAAP, in a manner consistent with that used in preparing the Borrower’s financial statements.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, which, for the avoidance of doubt, shall include the Certificates of Designation.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, neither the Borrower nor any Restricted Subsidiary will be deemed to Control a franchisee that is not a Subsidiary.

“Copyrights” means United States and foreign copyrights and rights in copyrighted works or copyrightable works subject to legal protection, whether registered or unregistered, including any registrations and pending applications to register the same, and all rights therein provided by international treaties or conventions, including the right to sue for past, present and future infringement or misappropriation thereof.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Credit Loans).

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to fund any portion of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within one Business Day of the date required to be funded by it hereunder, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit, (c) has failed, within one Business Day after written request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless subject to a good faith dispute or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with a Disposition pursuant to Section 7.05(f) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 90 days following the consummation of the applicable Disposition).

“Designation Date” has the meaning specified in Section 6.17.

“Discount Range” has the meaning specified in Section 2.05(c)(ii).

“Discounted Prepayment Option Notice” has the meaning specified in Section 2.05(c)(ii).

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.05(c)(i).

“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.05(c)(v).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For the avoidance of doubt, it is understood that an issuance of Equity Interests in any Person by such Person shall not constitute a Disposition by such Person.

“Disposition Threshold Amount” has the meaning specified in Section 2.05(b)(ii).

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable (mandatorily or at the option of the holder thereof)), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for scheduled payments or dividends in cash or (d) is or becomes convertible into or exchangeable (mandatorily or at the option of the holder thereof) for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date with respect to the Term Facility, except, in the case of clauses (a) and (b), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to (x) the prior payment in full of all Obligations, the cancellation or expiration of all Letters of Credit and the termination of the Commitments or (y) such rights are granted solely to the extent permitted under the terms of this Agreement; provided that Disqualified Equity Interests shall not include Series A Preferred Stock outstanding on the Closing Date, Series B Preferred Stock (including dividends paid in kind through an increase in the liquidation preference thereof or the issuance of additional shares of Series B Preferred Stock) or Permitted Preferred Stock.

“Documentation Agent” means Raymond James Realty, Inc., in its capacity as documentation agent under this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia, excluding any such Subsidiary that has no material assets other than equity interests of one or more Foreign Subsidiaries.

“ECF Payment Date” has the meaning specified in Section 2.05(b)(i).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06 (subject to such consents, if any, as may be required under Section 10.06(b)(iii)) and, in the case of a Purchasing Borrower Party, subject to Sections 10.06(h) and 10.20.

“Environment” means ambient air, indoor air, surface water and groundwater (including potable water and navigable water), the land surface or subsurface strata and natural resources.

“Environmental Laws” means all Laws relating to pollution and the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the Release or threat of Release, generation, storage, treatment, handling or transportation of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, but excluding any debt security that is convertible into, or exchangeable for, capital stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA with respect to a Pension Plan; (c) the complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan, or the receipt by such entity of notification that a Multiemployer Plan is in “reorganization” (within the meaning of Section 432 of the Code or Section 305 and Title IV of ERISA); (d) the filing of a notice of intent to terminate a Pension Plan by a Loan Party or any ERISA Affiliate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate; or (i) a failure to comply with the Pension Funding Rules with respect to a Pension Plan, whether or not waived, or the failure to make a required contribution to a Multiemployer Plan.

“Eurodollar Rate” means with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Page LIBOR01 as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be determined by reference to such other comparable publicly available service for displaying LIBOR rates as may be reasonably selected by the Administrative Agent. Notwithstanding the foregoing, if the rate described in the preceding sentence would be less than 1.50%, then the “Eurodollar Rate” will be deemed to be 1.50%.

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on the Eurodollar Rate definition.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period of the Borrower, an amount equal (if positive) to (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus, (ii) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for Non-Cash Charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-cash expense to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), plus (iii) the decrease, if any, in Working Capital from the beginning of such period to the end of such period (for the avoidance of doubt, an increase in negative Working Capital is a decrease in Working Capital), plus (iv) any amounts received from the early extinguishment of Swap Contracts which are not included in Consolidated Net Income, plus (v) principal receipts from notes and equipment contracts receivable, plus (vi) the cash amount of tax savings from accelerated non-cash transaction expenses in respect of the Applebee’s and IHOP Notes minus (b) the sum, without duplication, of (i) the amounts for such period paid in cash from Internally Generated Cash of (x) scheduled repayments of Indebtedness for borrowed money (excluding repayments of Revolving Credit Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments and excluding repayments of Indebtedness owed to the Borrower or any Restricted Subsidiary) and scheduled repayments and principal payments of obligations under Capitalized Leases and financing obligations (excluding any interest expense portion thereof included in Consolidated Net Income), (y) Capital Expenditures and (z) the amounts for such period paid in cash from Internally Generated Cash for Permitted Acquisitions or Investments permitted under Section 7.03(h) or 7.03(n), plus (ii) other non-cash gains or non-cash amounts increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash loss in any prior period), plus (iii) the increase, if any, of Working Capital from the beginning of such period to the end of such period, plus (iv) payments made in connection with guarantees of franchisee’s obligations, plus (v), any amounts paid in connection with the early extinguishment of Swap Contracts which are not included in Consolidated Net Income, plus (vi) any net after-tax extraordinary, non-recurring or unusual losses, fees, expenses or charges, including any litigation and any restructuring expenses, severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, business optimization costs, signing, retention or completion bonuses, plus (vii) all payments with respect to restricted stock units upon the Person to whom such restricted stock units were originally issued ceasing to be a director, officer, employee, consultant or advisor, plus (viii) any expenses or charges related to the Transaction, any actual or contemplated issuance of Equity Interests, Investment, acquisition, Disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful, plus (ix) any Extraordinary Receipts or Disposition proceeds required to prepay the Loans pursuant to Section 2.05(b) plus (x) to the extent not previously deducted in calculating Consolidated Net Income, capitalized interest costs or charges, plus (xi) any expenses or reserves for liabilities to the extent that the Borrower or any Restricted Subsidiary is entitled to indemnification or reimbursement therefor under binding agreements or insurance claims therefor to the extent the Borrower has not received such indemnity or reimbursement payment, plus (xii) net income or loss allocated to unvested participating restricted stock of the Borrower, plus (xiii) amounts paid with respect to taxes in such period not included in Consolidated Net Income; provided that, for the avoidance of doubt, no Discounted Voluntary Prepayment pursuant to Section 2.05(c) shall reduce the calculation of Excess Cash Flow pursuant to this clause (b) of the definition of Excess Cash Flow.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) taxes imposed on or measured by its net income (however denominated), franchise, excise or similar taxes (in lieu of net income taxes) and backup withholding tax, in each case imposed on it as a result of a present or former connection between such recipient and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (excluding any connection with such jurisdiction arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under or received or perfected a security interest under any Loan Document), (b) any tax in the nature of the branch profits tax under Section 884(a) of the Code that is imposed by any jurisdiction (or any political subdivision thereof) described in clause (a), (c) any taxes that are attributable to the recipient’s failure to comply with Section 3.01(e) and (d) any United States federal withholding tax imposed on amounts payable to a recipient (other than an assignee pursuant to a request by the Borrower under Section 10.13) pursuant to the Laws in force at the time such recipient becomes a party hereto (or designates a new Lending Office), including (for the avoidance of doubt) under Sections 1471-1474 of the Code (“FATCA”) except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (c).

“Existing Letters of Credit” means those letters of credit listed on Schedule 1.01(a).

“Extraordinary Receipt” means any cash received by or paid to or for the account of the Borrower or any Restricted Subsidiary constituting casualty and condemnation awards from insurers or Governmental Authorities and received upon damage or destruction to property or condemnation of property (and excluding insurance payments relating to business interruption); provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, casualty and condemnation awards (or payments in lieu thereof) to the extent that such proceeds, awards or payments are applied (or in respect of which expenditures were previously incurred) to make a Permitted Reinvestment in accordance with the terms of Section 2.05(b)(iv).

“Extraordinary Receipt Threshold Amount” has the meaning specified in Section 2.05(b)(iv).

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“Federal Funds Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“Financial Covenant Debt” means, for any Person, as of any date, without duplication, (x) Indebtedness of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) of the type specified in clauses (a), (f)(x), (g) and (h) of the definition of Indebtedness (excluding Guarantees of obligations and Indebtedness of franchisees permitted hereunder), in each case to the extent each such item would be classified as “indebtedness” on a consolidated balance sheet of such Person as of such date, minus (y) the aggregate amount of cash and Cash Equivalents of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) as of such date not to exceed $75,000,000 (the “Financial Covenant Debt Cap”); provided that such cash and Cash Equivalents shall be Unrestricted Cash.

“FIRREA” means the Financial Institutions Reform Recovery and Enforcement Act of 1989.

“Fiscal Quarter” means each of the four quarterly periods which constitute a Fiscal Year.

“Fiscal Year” means the 52 or 53 week fiscal year, as the case may be, of Borrower and its Subsidiaries ending on the Sunday nearest to December 31 of each year or such other fiscal year as may be determined by the Borrower and its Subsidiaries in accordance with Section 7.13. For purposes of this Agreement, any particular Fiscal Year may be designated by reference to the calendar year which comprises the bulk of such Fiscal Year.

“Foreign Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations of such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fully Satisfied” or “Full Satisfaction” means, as of any date, with respect to the Obligations, that, on or before such date, (a) the principal of and interest accrued to the date on such Obligations (other than the Undrawn L/C Obligations) shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constituted Obligations (other than the Undrawn L/C Obligations) shall have been paid in full in cash, (c) the Commitment shall have expired or irrevocably been terminated and (d) the Undrawn L/C Obligations shall have been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the L/C Issuer shall have been issued to the L/C Issuer in respect of the Undrawn L/C Obligation.

“Fund” means any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or securities for investment purposes in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person (the “primary obligor”) (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee and Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule 6.12(a) and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Hazardous Materials” means all chemicals, materials, substances, wastes, pollutants, contaminants, compounds, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or mold, regulated or which can give rise to liability pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into an interest rate Swap Contract permitted under Article VI or VII, is a Lender, Administrative Agent, Documentation Agent or Syndication Agent, or an Affiliate of a Lender, Administrative Agent, Documentation Agent or Syndication Agent, in its capacity as a party to such Swap Contract.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means any Restricted Subsidiary or group of Restricted Subsidiaries that do not account for more than 1% of the consolidated total assets of the Borrower and its Restricted Subsidiaries in the aggregate for all such Subsidiaries; provided that, concurrently with the delivery of each Compliance Certificate pursuant to Section 6.02(a)(i), the Borrower shall provide a list of all Immaterial Subsidiaries as of the end of the last fiscal quarter covered by such Compliance Certificate.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) for purposes of Sections 7.02 and 8.01(e) only, net obligations of such Person under any Swap Contract;

(d) all non-contingent obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days and earn out obligations which do not constitute a liability on the balance sheet of such Person in accordance with GAAP);

(e) indebtedness of others secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all (x) Attributable Indebtedness in respect of Capitalized Leases and (y) Synthetic Lease Obligations of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Disqualified Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or limited liability partnership) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Indebtedness under clause (e) shall be the lesser of (x) the aggregate principal amount of such Indebtedness and (y) the fair market value of the property of such Person securing such Indebtedness as determined by the Borrower in good faith.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means (a) Patents, (b) Trademarks, (c) Copyrights, (d) Trade Secrets and (e) other intellectual property rights.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(iv).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or nine or twelve months if requested by the Borrower and consented to by all the Appropriate Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Internally Generated Cash” means any cash of the Borrower or any of its Restricted Subsidiaries that is not generated from a Disposition (other than Dispositions of inventory in the ordinary course of business), an Extraordinary Receipt or an incurrence of Indebtedness (other than Indebtnedness between or among the Borrower and the Restricted Subsidiaries).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition for value of any other Indebtedness or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such other Person. The outstanding amount of any Investment shall equal the amount of such Investment (without giving effect to subsequent changes in value thereof), less any amount (whether consisting of interest, principal, dividends, distributions, sale proceeds or otherwise) paid, repaid, returned, distributed or otherwise received in cash in respect of any Investment (up to the original amount thereof); provided that with respect to any Investment constituting a Guarantee, such Investment will cease to be outstanding when such Guarantee is terminated, and shall be valued as provided in the definition of “Guarantee”.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower (or any Subsidiary) or in favor of an L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all orders, judgments, decrees, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Barclays Bank PLC (solely with respect to standby letters of credit) or any other Lender from time to time designated by the Borrower as an L/C Issuer with the consent of such Lender, in its sole discretion, and the Administrative Agent (such consent not to be unreasonably withheld or delayed), in each case in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify in writing the Borrower and the Administrative Agent.

“Lender Participation Notice” has the meaning specified in Section 2.05(c)(iii).

“Letter of Credit” means any standby or commercial letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(g).

“Letter of Credit Sublimit” means an amount equal to $30,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any agreement creating or perfecting rights in cash collateral pursuant to the provisions of Section 2.15 of this Agreement or another Cash Collateralization, (d) the Collateral Documents and (e) each Issuer Document.

“Loan Modification Agreement” has the meaning specified in Section 10.01.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) a material impairment on the ability of the Loan Parties, taken as a whole, to perform its payment obligations under the Loan Documents; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties, taken as a whole, of the Loan Documents; or (d) a material adverse effect on the rights and remedies of the Administrative Agent or the Lenders under any Loan Document.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, October 19, 2015 and (b) with respect to the Term Facility, October 19, 2017; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters of the Borrower.

“Minnesota Asset Purchase Agreement” has the meaning specified in the definition of “Minnesota Disposition”.

“Minnesota Disposition” means the (a) sale or other Disposition of assets pursuant to the terms of that certain Asset Purchase Agreement, dated July 23, 2010, as amended (the “Minnesota Asset Purchase Agreement”), by and among Apple American Group LLC (the “Buyer”) and Applebee’s Restaurants North LLC and Applebee’s Restaurants, Inc. (collectively, the “Seller”), which includes substantially all of the assets owned by Seller and used in connection with the operation of 63 Applebee’s Neighborhood Grill & Bar restaurants in Minnesota and Wisconsin and (b) sale of the land related to certain of such restaurants.

“MNPI” has the meaning specified in Section 2.05(c)(i).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” shall mean, with respect to each Mortgaged Property, an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be substantially in the form of Exhibit G or other form reasonably satisfactory to the Administrative Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local law.

“Mortgaged Property” means, collectively, each owned Real Property acquired after the Closing Date which has a fair market value in excess of $3,000,000.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by any Loan Party or any of its Restricted Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Restricted Subsidiaries, an amount equal to the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid (to the extent it is actually so repaid) in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable expenses (including fees, commissions, costs, severance, accrued vacation and other expenses) incurred by such Loan Party or such Restricted Subsidiary in connection with such transaction or, in the case of an Extraordinary Receipt, in connection with the collection of such proceeds, (C) taxes reasonably estimated to be payable as a result of such transaction within the taxable year of such transaction or the immediately succeeding taxable year and (D) in the case of a Disposition, reasonable amounts provided by such Loan Party or such Restricted Subsidiary as a reserve (but only to the extent such amounts remain set aside as a reserve); provided that in the event that cash or Cash Equivalents are used to satisfy any liabilities associated with any such reserve, the aggregate amount of such cash or Cash Equivalents shall not reduce the amount of such reserve for purposes of this subclause (D)), in accordance with GAAP, against all liabilities associated with the property disposed of in such Disposition and retained by such Loan Party or such Restricted Subsidiary after such Disposition, including pension and other post-employment benefit liabilities, liabilities relating to environmental matters and liabilities under indemnification provisions associated with such Disposition; provided that, if the amount of any reserve pursuant to this subclause (D) is not needed to satisfy liabilities associated with such reserve, the aggregate amount of such excess shall constitute Net Cash Proceeds at the time of determination that such reserves are not needed; and

(b) with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Restricted Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Restricted Subsidiaries, an amount equal to the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) taxes, fees, commissions, indemnities, discounts, placement fees, brokers’, consultants’, investment banking, legal, accounting and other advisors’ fees, expenses and other reasonable costs and other reasonable costs and expenses, incurred by such Loan Party or such Restricted Subsidiary in connection therewith.

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all losses from Investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, (e) non-cash charges, losses and expenses resulting from fair value accounting in connection with Swap Contracts and (f) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Not Otherwise Applied” means, with reference to any amount of proceeds of any transaction or event or other Permitted Amount or Permitted Equity Amount, that such amount or portion of the Permitted Amount or Permitted Equity Amount was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose. Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated above.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offered Loans” has the meaning specified in Section 2.05(c)(iii).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Patents” means United States and foreign patents and patent applications, including provisional applications, continuations, continuations-in-part, divisions, reissues, reexaminations, renewals and extensions of any of the foregoing, all patents which may issue on such applications, and all rights thereunder, including all rights therein provided by international treaties or conventions, including the right to sue for past, present and future infringement.

“Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means a certificate substantially in the form of Exhibit H or any other form reasonably approved by the Administrative Agent, as the same shall be supplemented from time to time.

“Permitted Acquisition” has the meaning specified in Section 7.03(g).

“Permitted Amendments” has the meaning specified in Section 10.01.

“Permitted Amount” means the sum of (a) (i) the aggregate cumulative amount, not less than zero, of Excess Cash Flow for all full Fiscal Years ending after the Closing Date that is not required to be applied to the prepayment of the Loans pursuant to Section 2.05(b)(i) minus (ii) an amount equal to 50% of the cash amount of tax savings from accelerated non-cash transaction expenses in respect of the Applebee’s and IHOP Notes, (b) in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation, combination or transfer (or of the assets transferred or conveyed, as applicable) so long as such Investments were originally made pursuant clause (x) of Section 7.03(n); provided, that in no case shall such amount exceed the amount of such Investment made pursuant to clause (x) of Section 7.03(n), and (c) an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary in respect of any Investments pursuant clause (x) of Section 7.03(n); provided that in no case shall such amount exceed the amount of such Investment made pursuant to clause (x) of Section 7.03(n), and, in the case of each of clauses (a), (b) and (c) above, Not Otherwise Applied pursuant to Section 7.03(n)(x), 7.06(d)(y), 7.14 (a)(A)(ii), 7.14(b)(i)(y) or 7.16(b)(i)(y).

“Permitted Asset Sale” means any Disposition of property pursuant to Section 7.05(f), (h) or (m) which results in the realization by the Borrower or any such Restricted Subsidiary of Net Cash Proceeds in excess of $1,000,000.

“Permitted Equity Amount” means (a) an amount equal to the Net Cash Proceeds received after the Closing Date from the issuance of Qualified Equity Interests, (b) in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation, combination or transfer (or of the assets transferred or conveyed, as applicable) so long as such Investments were originally made pursuant to clause (y) of Section 7.03(n); provided, that in no case shall such amount exceed the amount of such

Investment made pursuant to clause (y) of Section 7.03(n), and (c) an amount equal to any cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary in respect of any Investments pursuant to clause (y) of Section 7.03(n); provided that in no case shall such amount exceed the amount of such Investment made pursuant to clause (y) of Section 7.03(n), and, in the case of each of clauses (a), (b) and (c) above, Not Otherwise Applied pursuant to Section 7.03(n)(y), 7.06(d)(z), 7.14 (a)(A)(iii), 7.14(b)(i)(z) or 7.16(b)(i)(z).

“Permitted Incremental Amount” means, at any time, (a) $250,000,000, less (b)(i) the aggregate principal amount of all new Additional Term Commitments and all new Additional Revolving Credit Commitments made prior to such time pursuant to Section 2.14(a), excluding any such new Additional Revolving Commitments that replaced existing Revolving Commitments in like amounts and (ii) the aggregate principal amount of any Indebtedness incurred under Section 7.02(q)(ii) (other than Permitted Refinancing Indebtedness in respect thereof (which, for the avoidance of doubt, shall not further reduce such amount)) prior to such time.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Preferred Stock” means preferred Equity Interests that contain covenants and terms (excluding covenants and terms relating to economics, such as rate, premiums and preferences) that, taken as a whole, are no more restrictive in any material respect than the covenants and terms contained in the Series A Preferred Stock, as determined in good faith by the Borrower.

“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires Accounts Receivable of the Borrower or any Restricted Subsidiaries and enters into a third party financing thereof.

“Permitted Refinancing Indebtedness” means a replacement, renewal, refinancing, refunding or extension of any Indebtedness by the Person that originally incurred such Indebtedness (or the Person that was the surviving Person in a merger or consolidation with such Person); provided that:

(a) the principal amount of such replacement, renewal, refinancing, refunding or extension of any Indebtedness (as determined as of the date of the incurrence of such Indebtedness in accordance with GAAP) does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus the amount of accrued and unpaid interest and fees (including call and tender premiums), defeasance costs and expenses incurred in connection with such replacement, renewal, refinancing, refunding or extension;

(b) the final maturity date of such replacement, renewal, refinancing, refunding or extension of any Indebtedness is not earlier than the final maturity date of the Indebtedness being refinanced and the weighted average life to maturity of such Indebtedness is not less than the weighted average life to maturity of the Indebtedness being refinanced;

(c) such replacement, renewal, refinancing, refunding or extension of any Indebtedness is not guaranteed by any Loan Party or any Subsidiary of any Loan Party except to the extent such Person guaranteed such Indebtedness being replaced, renewed, refinanced or extended (or, in the case of Indebtedness of a Loan Party by any other or additional Loan Parties) and is not secured by any assets other than those securing such Indebtedness being replaced, renewed, refinanced, refunded or extended (and (i) any improvements and accessions to such property and any replacements of or proceeds from any such property or (ii) assets of other obligors in accordance with the preceding parenthetical); and

(d) if the Indebtedness being replaced, renewed, refinanced, refunded or extended is Subordinated Indebtedness, such replacement, renewal, refinancing, refunding or extension of any Indebtedness is subordinated in right of payment to the Obligations on terms no less favorable to Lenders as those contained in the documentation governing the Indebtedness being refinanced.

“Permitted Reinvestment” means the making of a Permitted Acquisition or the acquisition of (or making of Capital Expenditures to finance the acquisition or improvement of), to the extent otherwise permitted hereunder, assets useful in the business of the Borrower or its Restricted Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to ERISA (including a Pension Plan), maintained for employees of a Loan Party or any ERISA Affiliate or any such Plan to which a Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.01(c).

“Pledged Securities” has the meaning specified in the Guarantee and Security Agreement.

“Preferred Stock” means, with respect to any Person, any and all Equity Interests which are preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Equity Interests of such Person.

“Prime Rate” means the rate of interest publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in such Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” means on a basis (a)(i) such that pro forma effect will be given to any Indebtedness incurred during or after the reference period to the extent the Indebtedness is outstanding or is to be incurred on the date of determination as if the Indebtedness had been incurred on the first day of the reference period, (ii) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the date of determination (taking into account any Swap Contract applicable to the Indebtedness if the Swap Contract has a remaining term of at least 12 months) had been the applicable rate for the entire reference period; and (iii) items related to any Indebtedness or Disqualified Equity Interests no longer outstanding or to be repaid, redeemed or defeased on the date of determination or, with respect to which notice has been given or deposits have been made as to the repayment, redemption, discharge or defeasance thereof within 95 days of the date of determination (including, without limitation, for purposes of this calculation, interest, fees, debt discounts, charges and other items) will be excluded and such Indebtedness or Disqualified Equity Interests shall be deemed to have been repaid, redeemed or defeased as of the first day of the applicable period; and (b) otherwise in accordance with the application of GAAP and Article 11 of Regulation S-X promulgated under the Securities Act of 1933, as amended, or otherwise in express compliance with the definition of the financial metric being calculated.

“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.05(c)(ii).

“Public Lender” has the meaning specified in Section 6.01(c).

“Purchasing Borrower Party” means the Borrower or any Subsidiary of the Borrower that (x) makes a Discounted Voluntary Prepayment pursuant to Section 2.05(c) or (y) becomes an Eligible Assignee pursuant to Section 10.06(h).

“Purchasing Borrower Party Assignment and Assumption” has the meaning specified in Section 10.06(h)(ii).

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualifying Lenders” has the meaning specified in Section 2.05(c)(iv).

“Qualifying Loans” has the meaning specified in Section 2.05(c)(iv).

“Real Property” means, collectively, all right, title and interest (including, without limitation, any fee, leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements located thereon and appurtenant fixtures and equipment.

“Refinanced Term Loans” has the meaning specified in Section 10.01.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, leaching, dispersal or migration on, into or through the Environment, or into, through or out of any property, facility or equipment.

“Replacement Revolving Commitments” has the meaning specified in Section 10.01.

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repricing Transaction” means (a) the incurrence by any Loan Party of any Indebtedness (including, without limitation, any new and/or additional term or revolving loans under this Agreement), (i) having an effective interest rate margin or weighted average yield (to be determined by the Administrative Agent consistent with generally accepted financial practice, after giving effect to, among other factors, interest rate margins, upfront or similar fees, original issue discount or Eurodollar Rate or Base Rate floors shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are for the account of the arrangers or underwriters or any fluctuations in the Eurodollar Rate or the Base Rate) that is less than the Applicable Rate for, or weighted average yield (to be determined by the Administrative Agent on the same basis) of, the Term Loans and/or Revolving Credit Loans, as applicable and (ii) the proceeds of which are used to repay, in whole or in part, principal of outstanding Term Loans and/or Revolving Credit Loans, as applicable (other than ratable prepayments of Revolving Credit Loans required under Section 2.14(b)), and (b) any amendment, waiver or other modification to this Agreement which would have the effect of reducing the Applicable Rate for Term Loans and/or Revolving Credit Loans, as applicable (other than, in each case, any such transaction or amendment or modification accomplished together with the substantially concurrent refinancing of all Facilities hereunder and other than any amendment to a financial maintenance covenant herein or in the component definitions thereof that may result in a reduction in the Applicable Rate for the Term Loans and/or Revolving Credit Loans, as applicable.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Requirements of Law” means, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties.

“Responsible Officer” means the chief executive officer, president, executive vice president (or the equivalent thereof), chief financial officer, treasurer, assistant treasurer, chief accounting officer or secretary of a Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) on account of any capital stock or other Equity Interest of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest of such Person, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Revolving Credit Commitments of the Lenders on the Closing Date is $50,000,000.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.

“Revolving Loan Modification Offer” has the meaning specified in Section 10.01.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs/index.shtml, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/ index.shtml, or as otherwise published from time to time, or (b)(i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any of its Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract permitted under Article VI or VII that is entered into by and between the Borrower or any of its Subsidiaries and any Hedge Bank.

“Secured Obligations” means (a) the Obligations, (b) the due and punctual payment and performance of all obligations of the Borrower or its Subsidiaries under each Secured Hedge Agreement, and (c) the due and punctual payment and performance of all obligations of the Borrower or its Subsidiaries (including overdrafts and related liabilities) under each Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.06.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Borrower (1) that is designated a “Securitization Subsidiary” by the Board of Directors, (2) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto, (3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which (a) is Guaranteed by the Borrower or any Restricted Subsidiary of the Borrower, (b) is recourse to or obligates the Borrower or any Restricted Subsidiary of the Borrower in any way, or (C) subjects any property or asset of the Borrower or any Restricted Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (4) with respect to which neither the Borrower nor any Restricted Subsidiary of the Borrower has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results, other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

“Seller” has the meaning specified in the definition of “Minnesota Disposition”.

“Senior Notes” means the 9.5% Senior Notes due 2018 issued under the Senior Notes Indenture.

“Senior Notes Indenture” means that certain Indenture, to be dated on or about October 19, 2010 entered into by the Borrower in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Borrower in connection therewith, which Indenture shall be in form and substance reasonably satisfactory to the Arrangers.

“Series A Preferred Stock” means the Borrower’s Series A Perpetual Preferred Stock.

“Series A Preferred Stock Certificate of Designation” means the Certificate of Designation of the Powers, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions Thereof of the Series A Preferred Stock dated November 29, 2007.

“Series B Preferred Stock” means the Borrower’s Series B Convertible Preferred Stock.

“Series B Preferred Stock Certificate of Designation” means the Certificate of Designation of the Powers, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions Thereof of the Series B Preferred Stock dated November 29, 2007.

“Significant Restricted Subsidiary” means any Restricted Subsidiary, or group of Restricted Subsidiaries, that would in the aggregate account for more than 2.5% of the consolidated total assets of the Borrower and its Restricted Subsidiaries.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” has the meaning specified in Section 1.07.

“Subordinated Indebtedness” means, with respect to the Obligations, any Indebtedness of any Loan Party that is by its terms subordinated in right of payment to any of the Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Barclays Bank PLC in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the aggregate unused amount of the Revolving Credit Commitments then in effect. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Syndication Agent” means Goldman Sachs Bank USA in its capacity as syndication agent under this Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offers” means the offers by the Borrower to purchase any and all of the outstanding aggregate principal amount of Applebee’s and IHOP Fixed Rate Notes from the note holders upon the terms and subject to the conditions set forth in the applicable Offers to Purchase and the Offer to Purchase and Consent Solicitation Statement of the Borrower dated September 10, 2010, as in effect on the Closing Date.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means the facility providing for the Borrowing of Term Loans. The initial aggregate amount of the Term Facility is $900,000,000.

“Term Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender, evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.

“Threshold Amount” means $35,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Trademarks” means United States, state and foreign trademarks, service marks, Internet domain names, logos, trade dress or trade names, whether registered or unregistered, including all common law rights therein, and pending applications, whether based on use or intent to use, to register the foregoing, all rights therein provided by international treaties or conventions, including the right to sue for past, present and future infringement, dilution or misappropriation thereof, and all extensions and renewals of any of the foregoing, and including all goodwill connected with the use of and symbolized by the foregoing.

“Trade Secrets” means any and all trade secrets, non public and confidential technology, information, know-how, proprietary processes, business plans, customer lists, and all rights in and to the same, including all rights provided by international treaties or conventions, including the right to sue for past, present and future infringement or misappropriation thereof.

“Transaction” means, collectively, (a) the entering into by the Loan Parties of the Loan Documents and the borrowing of the Loans funded on the Closing Date, (b) the issuance of the Senior Notes, (c) the redemption of shares of the Series A Preferred Stock with the net proceeds of the foregoing and cash on hand as of the Closing Date, (d) the consummation of the Tender Offers and the repayment, redemption, purchase, discharge, termination and cancellation of the Applebee’s and IHOP Notes and (e) the payment of the fees and expenses (including all applicable premiums and consent fees) incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Undrawn L/C Obligations” shall mean the portion, if any, of the Obligations constituting the contingent obligation of the Borrower to reimburse each L/C Issuer in respect of the then undrawn and unexpired portions of the Letters of Credit issued by such L/C Issuer pursuant to Section 2.03.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i)).

“Unrestricted Cash” means as of any date, unrestricted cash and Cash Equivalents owned by the Borrower and its Restricted Subsidiaries that are not, and are not presently required under the terms of any agreement or other arrangement binding on the Borrower or any Restricted Subsidiary on such date to be, (a) pledged to or held in one or more accounts under the control of one or more creditors of the Borrower or any Restricted Subsidiary (other than to secure the Obligations, except with respect to Cash Collateralization of the L/C Obligations upon an Event of Default) or (b) otherwise segregated from the general assets of the Borrower and its Restricted Subsidiaries, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness or other obligations that are or from time to time may be owed to one or more creditors of the Borrower or any Restricted Subsidiary (other than to secure the Obligations, except with respect to Cash Collateralization of the L/C Obligations upon an Event of Default). It is agreed that cash and Cash Equivalents held in ordinary deposit or security accounts and not subject to any existing or contingent restrictions on transfer by the Borrower or a Restricted Subsidiary will not be excluded from Unrestricted Cash by reason of setoff rights or other Liens created by law or by applicable account agreements in favor of the depositary institutions or security intermediaries.

“Unrestricted Subsidiary” means (i) each Subsidiary of the Borrower listed on Schedule 1.01(c), (ii) any Securitization Subsidiary, (iii) any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.17 subsequent to the Closing Date, (iv) any Subsidiary that at the time of such designation shall not have more than de minimis assets and (v) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agency or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof.

“U.S. Loan Party” means any Loan Party that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“Voting Stock” means Equity Interests of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time Equity Interests of any other class or classes shall have or might have voting power by reason or the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means, with respect to any Person, any other Person all of the Equity Interests of which (other than (x) directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person directly and/or through other wholly-owned Restricted Subsidiaries of such Person.

“Working Capital” means, for any Person at any date, the amount (which may be a negative number) of the Consolidated Current Assets of such Person minus the Consolidated Current Liabilities of such Person at such date; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase accounting or (c) the impact of non-cash items on Consolidated Current Assets and Consolidated Current Liabilities.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) For the avoidance of doubt, any Indebtedness, Lien, Investment or Restricted Payment incurred in compliance with a ratio shall be permitted notwithstanding any changes to such ratio subsequent to such transaction.

(e) Where pro forma compliance with Section 7.11 is required but no Measurement Period cited in Section 7.11 or in the defined terms used therein has passed, the covenants in Section 7.11 for the first Measurement Period cited in such Section shall need to be satisfied as of the last four quarters most recently ended for which financial statements have been provided (or, with respect to periods ended on or prior to October 3, 2010, have been filed with the SEC).

1.03. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein. For the purposes of this Agreement, (i) “consolidated” with respect to any Person shall mean, unless expressly stated to be otherwise, such Person consolidated with its Restricted Subsidiaries and shall not include any Unrestricted Subsidiary (it being understood that financial statements provided under Section 6.01(a)(i) or (ii) shall be with respect to the Borrower and its Subsidiaries on a consolidated basis and shall include Unrestricted Subsidiaries).

(b) Changes in GAAP. No change in GAAP after the Closing Date will affect the computation of any financial ratio or requirement set forth in any Loan Document; provided that in the event of any such change that would affect such computations, either the Borrower or the Required Lenders may request that the Administrative Agent and the Borrower negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and the Borrower); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined at the time the applicable action or transaction being measured is first taken or entered into, if applicable, and for all other purposes, as of the date of determination (and in the case of revolving Indebtedness, at the time commitments for such Indebtedness are obtained) on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars (and without regard to subsequent fluctuations in exchange rates). For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency. If Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated limitation to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currency in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. If any baskets would be exceeded solely as a result of fluctuations in applicable currency exchange rates after the applicable date of determination, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

1.08. Certifications. All certificates and other statements required to be made by any officer, director or employee of a Loan Party pursuant to any Loan Document are and will be made on the behalf of such Loan Party and not in such officer’s, director or employee’s individual capacity.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01. The Loans.

(a) The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Applicable Percentage of the Term Facility. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans; provided that such notice with respect to Borrowings on the Closing Date may be delivered two Business Days prior to the Closing Date with respect to Eurodollar Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00

p.m. five Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 p.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan in Dollars available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. on the Business Day specified in the applicable Committed Loan Notice (or 1:00 p.m. in the case of Borrowing of Base Rate Loans where the notice has been provided to the Administrative Agent on the Business Day of the Borrowing). Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Barclays Bank PLC with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan, unless the Borrower pays the amount due (if any) under Section 3.05 in connection therewith. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Administrative Agent, at the request of the applicable Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Term Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Revolving Credit Facility.

2.03. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) None of the L/C Issuers shall issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders that will have participations in such Letter of Credit after such date have approved such expiry date.

(iii) None of the L/C Issuers shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally, as certified in writing by the applicable L/C Issuer;

(C) except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, such Letter of Credit is in an initial stated amount less than $5,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Revolving Credit Lender is at that time a Defaulting Lender, unless (1) the Defaulting Lender’s participation in such Letter of Credit may be reallocated pursuant to Section 2.16(a)(iv)(A) or (2) the applicable L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its reasonable discretion) with the Borrower (including pursuant to Section 2.16(a)(iv)(B)) or such Lender to eliminate such L/C Issuer’s Fronting Exposure (after giving effect to Section 2.16(a)(iv)(A)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has Fronting Exposure, as it may elect in its reasonable discretion; or

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) None of the L/C Issuers shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) None of the L/C Issuers shall be under an obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuers in connection with Letters of Credit issued by them or proposed to be issued by them and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included each L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(vii) If an L/C Issuer shall make any payment or disbursement pursuant to a drawing under a Letter of Credit, then, (x) the unpaid amount thereof shall bear interest, for each day from and including the date such payment or disbursement is made to but excluding the Honor Date, at the Applicable Rate for Revolving Credit Loans that are Base Rate Loans, and (y) unless the Borrower shall reimburse such payment or disbursement in full on the Honor Date, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the Honor Date to but excluding the date that the Borrower reimburse such payment or disbursement, at the rate per annum determined pursuant to Section 2.08(b). Interest accrued pursuant to this paragraph shall be for the account of the applicable L/C Issuer, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to this Section 2.03(a) to reimburse such L/C Issuer shall be for the account of such Lender to the extent of such payment.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) the purpose and nature of the requested Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business

Day); and (3) the nature of the proposed amendment. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices; provided that, the applicable L/C Issuer shall not be obligated to issue a Letter of Credit hereunder if the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than the date as specified in such Letter of Credit (the “Non-Extension Notice Date”). Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not (x) permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise) or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (y) be obligated to permit such extension if it has received notice (which may be in telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, such L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v) Each L/C Issuer shall no later than the third Business Day following the last day of each month, provide to Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during each month, and showing the aggregate amount (if any) payable by Borrower to such L/C Issuer during such month. Promptly after the receipt of such schedule from each L/C Issuer, Administrative Agent shall provide to Lenders a summary of such schedule.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. On the date of any payment by the applicable L/C Issuer under a Letter of Credit if the Borrower shall have received notice of such payment prior to 11:00 a.m., New York City time, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following receipt of such notice (each such date, an “Honor Date”), the Borrower shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by such L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest). In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of such L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of its gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Revolving Credit Loans that are Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuers pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate for Revolving Credit Loans that are Eurodollar Rate Loans during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate for Revolving Credit Loans that are Eurodollar Rate Loans separately for each period during such quarter that such Applicable Rate was in effect.

(h) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at a rate per annum of 0.125% or such lesser amount as otherwise agreed to with the applicable L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five Business Days of demand and are nonrefundable.

(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04. Swing Line Loans.

(a) The Swing Line.

(i) Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of

any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment; and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the principal amount of such Swing Line Loan.

(ii) The Swing Line Lender shall not be under any obligation to issue any Swing Line Loan if any Revolving Credit Lender is at that time a Defaulting Lender, unless (a) the Defaulting Lender’s participation in such Swing Line Loan may be reallocated pursuant to Section 2.16(a)(iv)(A) or (b) the Swing Line Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Swing Line Lender (in its reasonable discretion) with the Borrower (including pursuant to Section 2.16(a)(iv)(B)) or such Lender to eliminate such Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.16(a)(iv)(A)) with respect to the Defaulting Lender arising from either the Swing Line Loan then proposed to be issued or that Swing Line Loan as to which the Swing Line Lender has Fronting Exposure, as it may elect in its reasonable discretion.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 12:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 2:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds in Dollars.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds in Dollars (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 11:00 a.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05. Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part, except as set forth in Section 2.05(a)(iv) below, and without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one Business Day prior to the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Facility to which such prepayment shall apply and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein unless such notice is rescinded pursuant to Section 2.05(a)(iii). Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Sections 2.05(a)(iv) and 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof in forward order of maturity, or as otherwise directed by the Borrower on a pro rata basis among the Lenders, and subject to Section 2.16, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities; provided that voluntary prepayments which reduce the amount of the prepayment made under Section 2.05(b)(i) solely pursuant to Section 2.05(b)(i)(y) will be applied pro rata to the remaining scheduled payments in respect of the Term Loans.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 11:00 a.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or Section 2.05(a)(ii) if such prepayment would have resulted from a refinancing, (or payment in full) of the Facilities, which refinancing (or other payment) shall not be consummated or otherwise shall be delayed.

(iv) If the Borrower makes a voluntary prepayment pursuant to Section 2.05(a) within one year after the Closing Date in connection with any Repricing Transaction, the Borrower shall pay to the Administrative Agent for the ratable benefit of the Term Lenders and/or Revolving Credit Lenders, a prepayment premium in an amount equal to 1.0% of the principal amount prepaid, as applicable.

(b) Mandatory.

(i) Within five Business Days after financial statements have been delivered pursuant to Section 6.01(a)(i) beginning with the delivery of financial statements with respect to the 2011 Fiscal Year, and the related Compliance Certificate has been delivered pursuant to Section 6.02(a)(i) (each, an “ECF Payment Date”), the Borrower shall prepay an aggregate principal amount of Loans equal to the excess (if any) of

(A) 50% of Excess Cash Flow for, in the case of the 2011 Fiscal Year and in the case of each Fiscal Year thereafter, the Fiscal Year covered by such financial statements over (B) the aggregate principal amount of Term Loans and Revolving Credit Loans prepaid pursuant to Section 2.05(a)(i) (x) during the applicable period (which, in any event shall not include any designated prepayment pursuant to clause (y) below) and (y) at the Borrower’s option, at any time on or prior to the ECF Payment Date during the Fiscal Year immediately following the Fiscal Year that such Excess Cash Flow calculation relates to; provided that, with respect to a prepayment of Revolving Credit Loans, such prepayment is accompanied by a permanent reduction of the applicable Commitment (such prepayments to be applied as set forth in clauses (v) and (vii) below); provided, further, that for each Fiscal Year after the 2011 Fiscal Year, the percentage of Excess Cash Flow required to be applied as a prepayment will be subject to the following stepdowns: (i) 25% if the Borrower’s Consolidated Leverage Ratio as of the end of the Fiscal Year covered by such financial statements is less than 4.50:1.00 and greater than or equal to 3.00:1.00 as of the end of such Fiscal Year and (ii) 0% if the Borrower’s Consolidated Leverage Ratio as of the end of the Fiscal Year covered by such financial statements is less than 3.00:1.00 as of the end of such Fiscal Year.

(ii) If the Borrower or any of its Restricted Subsidiaries Disposes of any property (a) pursuant to Section 7.05(f), (h) or (m) which constitutes a Permitted Asset Sale and results in the realization by the Borrower or any such Restricted Subsidiary of Net Cash Proceeds in excess of $10,000,000 in the case of all such Permitted Asset Sales after the Closing Date (the “Dispositions Threshold Amount”) or (b) pursuant to Section 7.05(i), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds in excess of the Dispositions Threshold Amount within five Business Days following receipt thereof by such Person (such prepayments to be applied as set forth in clauses (v) and (vii) below); provided that (x) with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent within five Business Days of such Disposition), and so long as no Event of Default shall have occurred and be continuing at the time of receipt of such Net Cash Proceeds, the Borrower or such Restricted Subsidiary may reinvest (or commit to reinvest) all or any portion of such Net Cash Proceeds in Permitted Reinvestments so long as such reinvestment shall have been consummated within 365 days after the receipt of such Net Cash Proceeds (or if committed to be reinvested within 365 days after the receipt of such Net Cash Proceeds, shall have been reinvested within 18 months after the receipt of such Net Cash Proceeds) (as certified by the Borrower in writing to the Administrative Agent); provided, further, that any Net Cash Proceeds not so reinvested or which the Borrower or such Restricted Subsidiary decides not to so reinvest shall be applied within five Business Days of the expiration of such period or such decision to the prepayment of the Loans as set forth in this Section 2.05(b)(ii) and (y) at the election of the Borrower (as notified by the Borrower to the Administrative Agent within 10 Business Days of the date of receipt of any Net Cash Proceeds from the Minnesota Disposition, together with reasonably detailed calculations showing the amount of Net Cash Proceeds generated by the gross proceeds of the Minnesota Disposition), and so long as no Event of Default shall have occurred and be continuing at the time of receipt of such Net Cash Proceeds, the Borrower or such Restricted Subsidiary may use the Available Minnesota Disposition Proceeds Amount to make Restricted Payments in accordance with Section 7.06(h) within 180 days after the receipt of such Net Cash Proceeds.

Notwithstanding anything to the contrary in this Agreement, if the Borrower or any Restricted Subsidiary shall consummate the Minnesota Disposition (either in its entirety or in part) on or prior to the Closing Date (i) any Net Cash Proceeds received in respect thereof shall be deemed to have been received by the Borrower or such Restricted Subsidiary on the Closing Date; (ii) the amount of such Net Cash Proceeds received in respect thereof shall not be reduced by any amount of Minnesota Disposition Proceeds applied to repay or redeem the Applebee’s and IHOP Notes pursuant to the terms of the indentures governing the Applebee’s and IHOP Notes; and (iii) the Borrower or such Restricted Subsidiary shall comply with the requirements of the foregoing paragraph as if such Net Cash Proceeds were received on the Closing Date.

(iii) Upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (x) not permitted to be incurred or issued pursuant to Section 7.02, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary and (y) incurred under Section 7.02(k), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash proceeds received therefrom within five Business Days following receipt thereof by the Borrower or such Restricted Subsidiary (such prepayments to be applied as set forth in clauses (v) and (vii) below).

(iv) Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Restricted Subsidiaries which results in the realization by the Borrower or any such Restricted Subsidiary of Net Cash Proceeds in excess of $10,000,000 in the case of all such Extraordinary Receipts received after the Closing Date (the “Extraordinary Receipts Threshold Amount”) (other than Net Cash Proceeds from any casualty and condemnation award not exceeding $1,000,000), and not otherwise included in clause (i) or (ii) of this Section 2.05(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds in excess of the Extraordinary Receipts Threshold Amount received therefrom within five (5) Business Days after receipt thereof by the Borrower or such Restricted Subsidiary (such prepayments to be applied as set forth in clauses (v) and (vii) below); provided, however, that at the election of the Borrower (as notified by the Borrower to the Administrative Agent within five Business Days of the date of receipt of such Extraordinary Receipt), and so long as no Event of Default shall have occurred and be continuing at the time of receipt of such Net Cash Proceeds, the Borrower or such Restricted Subsidiary may reinvest (or commit to reinvest) all or any portion of such Net Cash Proceeds in Permitted Reinvestments so long as such reinvestment shall have been consummated within 365 days after the receipt of such Net Cash Proceeds (or if committed to be reinvested within 365 days after the receipt of such Net Cash Proceeds, shall have been reinvested within 18 months after the receipt of such Net Cash Proceeds); and provided, further, that any Net Cash Proceeds not so reinvested or which the Borrower or such Restricted Subsidiary decides not to so reinvest shall be applied within five Business Days of the expiration of such period or such decision to the prepayment of the Loans as set forth in this Section 2.05(b)(iv).

(v) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied, first, to the Term Facility and to the principal repayment installments thereof on a pro-rata basis and, second, to the Revolving Credit Facility in the manner set forth in clause (vii) of this Section 2.05(b), without reduction in the Revolving Credit Commitments with respect thereto.

(vi) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall within one Business Day prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(vii) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i), (ii), (iii) or (iv) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuers or the Revolving Credit Lenders, as applicable.

(c) Discounted Prepayments.

(i) Notwithstanding anything to the contrary in Section 2.05(a), 2.12(a) or 2.13 (which provisions shall not be applicable to this Section 2.05(c)) or any other provision of this Agreement, any Purchasing Borrower Party shall have the right at any time and from time to time to prepay Term Loans at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.05(c); provided that (A) no Discounted Voluntary Prepayment shall be made from the proceeds of any Revolving Credit Loan or Swing Line Loan but rather shall be financed with Internally Generated Cash, (B) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term Loans on a pro rata basis and (C) such Purchasing Borrower Party shall deliver to the Administrative Agent a certificate stating that (1) no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment), (2) each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.05(c) has been satisfied and (3) except as previously disclosed in writing to the Administrative Agent and the Term Lenders, such Purchasing Borrower Party does not have, as of the date of each Discounted Prepayment Option Notice and each Discounted Voluntary Prepayment Notice, any material non-public information (“MNPI”) with respect to the Borrower or any of its Subsidiaries that has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI with respect to the Borrower, any of its Subsidiaries or Affiliates) prior to such time that could reasonably be expected to have a material effect upon, or otherwise be material to, a Term Lender’s decision to offer Term Loans to the Purchasing Borrower Party to be repaid.

(ii) To the extent a Purchasing Borrower Party seeks to make a Discounted Voluntary Prepayment, such Purchasing Borrower Party will provide written notice to the Administrative Agent substantially in the form of Exhibit I hereto (each, a “Discounted Prepayment Option Notice”) that such Purchasing Borrower Party desires to prepay Term

Loans in an aggregate principal amount specified therein by the Purchasing Borrower Party (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below. The Proposed Discounted Prepayment Amount of Term Loans shall not be less than Term Loans having a par value of $20,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount of Term Loans, (B) a discount range (which may be a single percentage) selected by the Purchasing Borrower Party with respect to such proposed Discounted Voluntary Prepayment (representing the percentage of par of the principal amount of Term Loans to be prepaid) (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 2.05(c)(ii), the Administrative Agent shall promptly notify each Term Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit J hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a minimum price (the “Acceptable Price”) within the Discount Range (for example, 80% of the par value of the Loans to be prepaid) and (b) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Price (“Offered Loans”). Based on the Acceptable Prices and principal amounts of Term Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Purchasing Borrower Party and subject to rounding requirements, shall determine the applicable discount for Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Purchasing Borrower Party if the Purchasing Borrower Party has selected a single percentage pursuant to Section 2.05(c)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the lowest Acceptable Price at which the Purchasing Borrower Party can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Acceptable Price); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Price, the Applicable Discount shall be the highest Acceptable Price specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Voluntary Discounted Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Term Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount. For the avoidance of doubt, any Term Loans redeemed by the Borrower pursuant to a Discounted Voluntary Prepayment shall immediately cease to be outstanding.

(iv) The Purchasing Borrower Party shall make a Discounted Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Price that is equal to or lower than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Borrower Party shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Borrower Party shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within four Business Days of the Acceptance Date (or such other date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 3.05), upon irrevocable notice substantially in the form of Exhibit K hereto (each, a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 11:00 a.m. (New York City time), three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding and calculation of Applicable Discount in accordance with Section 2.05(c)(iii) above) established by the Administrative Agent in consultation with the Borrower.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, the Purchasing Borrower Party may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.

(viii) The aggregate principal amount of the Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans prepaid on the date of any such Discounted Voluntary Prepayment.

(ix) Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(c) shall be applied at par to principal repayment installments of the Term Loans on a pro rata basis.

2.06. Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line

Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing (or payment in full) of the Facilities, which refinancing (or other payment) shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

(c) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(d) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07. Repayment of Loans.

(a) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the first full quarter after the Closing Date, an aggregate amount equal to 0.25% of the aggregate principal amount of all Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Term Loans, the aggregate principal amount of all Term Loans outstanding on such date.

(b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b) (i) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; and (ii) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09. Fees. In addition to certain fees described in Sections 2.03(g) and (h):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Revolving Credit Commitment Fee Percentage times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Revolving Credit Commitment Fee Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Revolving Credit Commitment Fee Percentage separately for each period during such quarter that such Applicable Revolving Credit Commitment Fee Percentage was in effect. For the avoidance of doubt, Swing Line Loans shall not be considered outstanding for purposes of determining the Outstanding Amount of Revolving Credit Loans.

(b) Other Fees.

(i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(iii) The Borrower shall pay to each Lender or its designated Affiliates, for their respective accounts, a closing fee equal to 1.00% of the Loans, which fee shall be payable to the Administrative Agent for the account of each Lender as of and on the Closing Date. Such fee shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11. Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12. Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 2:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due by the Borrower to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the relevant L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the relevant L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the relevant L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of such Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of such Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of such Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of such Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of such Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, in each case under clauses (a) and (b) then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of such Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the terms of this Agreement (including, without limitation, as provided in Section 2.05 and the application of funds arising from the existence of a Defaulting Lender and, for the avoidance of doubt, as such provisions of this Agreement may be modified from time to time in accordance with the terms hereof), (y) the application of Cash Collateral provided for in Section 2.15 or (z) any payment obtained by a Lender as consideration for the assignment of, or sale of a participation in, any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant; and

(iii) the provisions of this Section shall not be construed to apply to any Cash Collateralization or similar security provided solely for the benefit of the L/C Issuers or Swing Line Lender in accordance with Section 2.03(a)(iii)(F) or 2.04(a).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14. Increase in Commitments.

(a) So long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) after giving effect thereto, on a Pro Forma Basis the Consolidated Senior Secured Leverage Ratio as of the last day of the most recently ended Measurement Period for which financial statements have been provided (or in the case of periods on or prior to October 3, 2010, filed with the SEC) shall be equal to or less than 3.75:1.00, upon notice to the Administrative Agent, at any time after the Closing Date, the Borrower may request one or more Additional Term Commitments or one or more Additional Revolving Credit Commitments (it being understood and agreed that (i) at the election of the Borrower, such additional commitments in respect of any term loans or revolving loans may be implemented through the addition of additional new tranches of such loans instead of being implemented as increases in the applicable Commitments and loans and (ii) if the Borrower makes such election, the provisions of this Section shall be read in a manner that permits such election to be implemented); provided that (i) after giving effect to any such addition, the aggregate amount of Additional Term Commitments and Additional Revolving Credit Commitments that have been added pursuant to this Section 2.14 shall not exceed the Permitted Incremental Amount (provided that the aggregate amount of Revolving Credit Commitment (inclusive of any Additional Revolving Credit Commitments)) shall not exceed the lesser of (x) the Permitted Incremental Amount and (y) $150,000,000); (ii) any such addition shall be in an aggregate amount of $25,000,000 or any whole multiple of $500,000 in excess thereof (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Additional Term Commitments and Additional Revolving Credit Commitments set forth in clause (i) to this proviso), (iii) the final maturity date of any Additional Term Loans shall be no earlier than the Maturity Date for the Term Loans, (iv) the weighted average life to maturity of the Additional Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term Loans and the final maturity date of any Additional Revolving Credit Commitments shall be no earlier than the Maturity Date for the Revolving Credit Facility, (v) no Lender shall be required to participate in the Additional Term Commitments or the Additional Revolving Credit Commitments, (vi) the amortization schedule applicable to the Additional Term Commitments shall be determined by the Borrower and the lenders thereof, (vii) the interest rate applicable to the Additional Term Commitments and the Additional Revolving Credit Commitments shall be determined by the Borrower and the lenders thereof; provided that (x) in the event that the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees, or Eurodollar Rate or Base Rate floors (but not arranger, underwriting, commitment or similar fees), assuming, in the case of original issue discount and upfront fees, four-year life to maturity and assuming the Additional Revolving Credit Commitments and the Revolving Credit Facility are fully drawn) applicable to such Additional Term Commitments are greater than the all-in yield (giving effect to interest rate margins, original issue discount paid in the initial primary syndication thereof, upfront fees and Eurodollar Rate and Base Rate floors) for the Term Facility by more than 50 basis points, then the all-in yield for the Term Facility shall be increased to the extent necessary so that the all-in yield for such Additional Term Commitments are no more than 50 basis points greater than the all-in-yield for the Term Facility, and (y) in the event that the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees, or Eurodollar Rate or Base Rate floors (but not arranger, underwriting, commitment or similar fees), assuming, in the case of original issue discount and upfront fees, four-year life to maturity) applicable to such Additional Revolving Credit Commitments are greater than the all-in yield (giving effect to interest rate margins, original issue discount paid in the initial primary syndication thereof, upfront fees and Eurodollar Rate and Base Rate floors) for the Revolving Credit Facility by more than 50 basis points, then the all-in yield for the Revolving Credit Facility shall be increased to the extent necessary so that the all-in yield for such Additional Revolving Credit Commitments are no more than 50 basis points greater than the all-in yield for the Revolving Credit Facility, (viii) the Additional Term Loans shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans, and (ix) the Additional Revolving Credit Commitments and loans and letters of credit made or issued thereunder shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans.

(b) If any Additional Term Commitments or Additional Revolving Credit Commitments are added in accordance with this Section 2.14, such commitments shall become effective in accordance with the definitive documentation regarding any Additional Term Commitments or Additional Revolving Credit Commitments (the “Additional Commitments Effective Date”). Additional Term Loans may be made, and Additional Revolving Credit Commitments may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”); provided that the Administrative Agent shall have consented to such Lender’s or Additional Lender’s providing such Additional Term Commitments or such Additional Revolving Credit Commitments if such consent would be required under Section 10.06(b) for an assignment of Commitments or Loans to such Lender or Additional Lender. As a condition precedent to such addition, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Additional Commitments Effective Date signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Additional Commitments Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, (ii) no Default or Event of Default exists immediately before or immediately after giving effect to such addition, and (iii) the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 7.11 for the most recently completed Measurement Period for which financial statements have been provided (or in the case of periods on or prior to October 3, 2010, filed with the SEC) after giving effect to the making of Additional Term Loans or Additional Revolving Credit Loans (to the extent any are to be made on the Additional Commitment Effective Date), as applicable. On each Additional Commitments Effective Date, each applicable Lender or other Person which is providing an Additional Term Commitment or an Additional Revolving Credit Commitment (i) in the case of any Additional Revolving Credit Commitment, shall become a “Revolving Credit Lender” for all purposes of this Agreement and the other Loan Documents (though such Revolving Credit Lenders may constitute an additional class of revolving lenders) and (ii) in the case of any Additional Term Commitment, shall make (or become obligated to make) an Additional Term Loan to the Borrower in a principal amount equal to such Lender’s or Person’s Additional Term Commitment. Any Additional Revolving Credit Loan shall be a “Revolving Credit Loan” for all purposes of this Agreement and the other Loan Documents and any Additional Term Loan shall be a “Term Loan” for all purposes of this Agreement and the other Loan Documents (though such Revolving Credit Loans may constitute a separate tranche of revolving loans, it being understood that all borrowings and repayments will be made pro rata between such revolving loan tranches, except as provided below). The Borrower shall prepay any Revolving Credit Loans outstanding on the Additional Commitments Effective Date with respect to any Additional Revolving Credit Commitment (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments. If the Additional Revolving Credit Commitments expire after the Maturity Date of the Revolving Credit Facility, then (i) the Revolving Credit Facility and related Obligations may be repaid on the Maturity Date for the Revolving Credit Facility on a non-ratable basis with the Additional Revolving Credit Commitments and (ii) Letters of Credit may have an expiration date after the Maturity Date of the Revolving Credit Facility if participations therein will be assumed by the Lenders with the Additional Revolving Credit Commitments after the Maturity Date of the Revolving Credit Facility. Any Additional Revolving Credit Commitments may permit a letter of credit sub-facility not to exceed 50% of the amount of such Additional Revolving Credit Commitments, subject to the consent of one or more L/C Issuers which agrees to issue letters of credit thereunder.

(c) Any other terms of and documentation entered into in respect of any Additional Term Loans made or any Additional Revolving Credit Commitments provided, in each case pursuant to this Section 2.14, shall be consistent with the Term Loans or the Revolving Credit Commitments, as the case may be, (including with respect to voluntary and mandatory prepayments), other than as contemplated by Section 2.14(a) above. Any Additional Term Loans or Additional Revolving Credit Commitments, as applicable, made or provided pursuant to this Section 2.14 shall be evidenced by one or more entries in the accounts or records maintained by the Administrative Agent in accordance with the provisions set forth in Section 2.11.

(d) This Section 2.14 shall supersede any provisions in Section 10.01 to the contrary. Notwithstanding any other provision of any Loan Document, the Loan Documents may be amended by the Administrative Agent and the Loan Parties to provide for terms applicable to each Additional Term Commitment, Additional Term Loans, Additional Revolving Credit Commitment and/or Additional Revolving Credit Loans, as the case may be.

2.15. Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the applicable L/C Issuer (i) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, within three (3) Business Days Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, within three Business Days upon the request of the Administrative Agent, any L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv)(A) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any Lien of any Person other than in favor of the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand (which in the case of the Borrower shall not be required to be earlier than three Business Days following such demand) by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03(a)(iii)(E), 2.04, 2.05, 2.06, 2.16 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the applicable L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the applicable L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(g).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure.

(A) During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, (x) no Default or Event of Default exists and (y) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Credit Loans of that Lender; and

(B) If the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrower shall (i) first, within one Business Day following notice by the Administrative Agent, prepay any outstanding Swing Line Loans to the extent the Revolving Credit Commitments related thereto have not been reallocated pursuant to clause (A) above and (ii) second, within three Business Days following notice by the Administrative Agent, shall provide Cash Collateral for such Defaulting Lender’s “Applicable Percentage” of the Letter of Credit and all other L/C Obligations (after giving effect to any partial reallocation pursuant to clause (A) above) for so long as such Letter of Credit and all other Obligations are outstanding;

(C) If a non-Defaulting Lender’s “Applicable Percentage” is reallocated pursuant to clause (A) above, the fees payable to the Lenders pursuant to Section 2.09 shall be adjusted in accordance with such non-Defaulting Lender’s adjusted Commitment.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which shall include arrangements with respect to releasing any Cash Collateral provided by the Borrower, to the Borrower), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)(A)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws (as determined by the Borrower or the Administrative Agent, as applicable) be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be.

(ii) If the Borrower or the Administrative Agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent shall withhold or make such deductions as are determined by the Borrower or the Administrative Agent to be required, (B) the Borrower or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable Laws, and (C) to the extent that the withholding or deduction is for Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any such required withholding or deductions (including withholding or deductions on account of Indemnified Taxes or Other Taxes that are applicable to additional sums payable under this Section 3.01(a)) have been made, the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made; provided that the Borrower shall not be obligated to pay any amounts under this Section 3.01(a) that are attributable to any Administrative Agent’s or Lender’s own willful misconduct or gross negligence (as determined by a court of competent jurisdiction by final and nonappealable judgment).

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as reasonably practicable after any payment of Taxes by a Loan Party to a Governmental Authority as provided in this Section 3.01, the Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code, other applicable Law or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI (or any successor form),

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) (or section 871(h), if applicable) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that no interest payments in connection with any Loan Document are effectively connected with the Foreign Lender’s conduct of a U.S. trade or business and such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(a) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(b) (or section 871(h)(3)(B), if applicable) of the Code or (C) a “controlled foreign corporation” related to the Borrower as described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN (or any successor form),

(IV) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership for United States federal income purposes or participating Lender granting a typical participation), executed originals of Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a certificate in substantially the form of Exhibit L-2, L-3 or L-4 (as applicable), Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership for United States federal income purposes (and not a participating Lender) and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate, in substantially the form of Exhibit L-2, on behalf of such beneficial owner(s) (in lieu of causing each partner to provide such certificate), or

(V) any other form prescribed by applicable Law (including Internal Revenue Service Form W-8IMY (or any successor form)) for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made, including information relating to compliance with Sections 1471-1474 of the Code and any regulations promulgated thereunder and any interpretation or other guidance issued in connection therewith.

(iii) Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete, expired or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in applicable tax or (2) notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

(iv) The Administrative Agent shall deliver to the Borrower on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the request of the Borrower) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Administrative Agent is subject to backup withholding or information reporting requirements.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which the Loan Party has paid additional amounts pursuant to this Section 3.01, it shall within 10 days from the date of such receipt, pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender in connection with such refund, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority other than such penalties, interest, or other charges imposed as a result of the willful misconduct or gross negligence of the Administrative Agent or such Lender (as determined by a court of competent jurisdiction by final and nonappealable judgment)) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority or such refund is rescinded by such Governmental Authority or otherwise is determined to be inapplicable or unavailable to the Administrative Agent or such Lender. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person. Upon the reasonable request of the Borrower, and at the Borrower’s sole expense, a Lender or the Administrative Agent, as applicable, shall in its sole discretion, exercised in good faith, use reasonable efforts to cooperate with the Borrower with a view to obtaining a refund of any Taxes with respect to which Borrower has paid any additional amounts or made any indemnity payments pursuant to this Section 3.01 and which the Borrower, reasonably believes were not correctly or legally asserted by the relevant Governmental Authority.

(g) For purposes of this Section 3.01, each reference to the term “Lender” shall include the L/C Issuers.

3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower may, within five Business Days following demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the

Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04. Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate or contemplated by Section 3.04(e)) or any L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or

(iii) impose on any Lender or any L/C Issuer any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or, in the case of paragraph (ii) above, any Loan), or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer in writing, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required under the rules and regulations of the Federal Reserve Board or other applicable banking regulator to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender; provided, further, that the Borrower shall not be required to make such payment for any costs incurred more than six months prior to the date that such Lender so notifies the Borrower. If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 Business Days from receipt of such notice.

3.05. Compensation for Losses. Upon written request of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained and excluding the impact of the Applicable Rate. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing in an amount not to exceed $500 per Lender. For the avoidance of doubt, the Borrower shall not compensate any Lender for any loss of anticipated profits under this Section 3.05.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate (excluding the impact of the last sentence of the “Eurodollar Rate” definition) for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, or if a Lender becomes a Defaulting Lender, the Borrower may replace such Lender in accordance with Section 10.13.

3.07. Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Secured Obligations hereunder, resignation of the Administrative Agent or any assignment by a Lender.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01. Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimile (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement and the completed Perfection Certificate;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note at least three Business Days prior to the Closing Date;

(iii) a guaranty and security agreement, in substantially the form of Exhibit F (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, supplemented or otherwise modified, the “Guarantee and Security Agreement”), duly executed by each Loan Party, together with:

(A) (1) original certificates representing the Pledged Securities required to be delivered to the Administrative Agent thereunder accompanied by original undated stock powers executed in blank and (2) instruments representing the pledged debt required to be delivered to the Administrative Agent thereunder indorsed in blank,

(B) financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Guarantee and Security Agreement, covering the Collateral described in the Guarantee and Security Agreement, and

(C) (1) copies of Uniform Commercial Code, tax and judgment lien searches with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons and (2) copies of intellectual property searches with the United States Patent and Trademark Office and United States Copyright Office with respect to the Loan Parties, each of a recent date and such other searches that are required by the Perfection Certificate or that the Administrative Agent deems necessary or appropriate, and such searches shall reveal no Liens on any assets of the Loan Parties except for Liens (i) permitted by Section 7.01 or (ii) discharged (or for which effective provision for discharge has been made) on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent;

(iv) an intellectual property security agreement or agreements for the Copyrights, Patents and Trademarks pledged as Collateral, in substantially the form attached to the Guarantee and Security Agreement (as amended, the “Intellectual Property Security Agreement”), duly executed and delivered by each Loan Party;

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, validly existing and in good standing in its jurisdiction of organization;

(vii) (A) the Audited Financial Statements, (B) the unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated January 3, 2010, April 4, 2010, and July 4, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarters ended on such dates, (C) as of September 23, 2010, projections of the Borrower and its Subsidiaries for the period of the Fiscal year ended January 2, 2011 through and including the Fiscal year ended January 1, 2017;

(viii) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, addressed to the Administrative Agent, the Arrangers and each Lender, in form and substance reasonably satisfactory to the Arrangers (which shall cover New York law and the General Corporation Law and Limited Liability Company Act of Delaware);

(ix) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since January 3, 2010 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(x) a certificate attesting to the Solvency of the Borrower and the Restricted Subsidiaries on a consolidated basis before and after giving effect to the Transaction and the incurrence of Indebtedness related thereto, from the Borrower’s chief financial officer in form and substance reasonably satisfactory to the Arrangers;

(xi) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xii) evidence that the amounts required to optionally prepay or redeem, as applicable, the Applebee’s and IHOP Variable Funding Notes have been, or concurrently with the Closing Date, will be deposited in trust with the trustee for such notes;

(xiii) evidence that the Tender Offers have been, or concurrently with the Closing Date will be, consummated in accordance with the terms set forth in the applicable Offers to Purchase and the Offer to Purchase and Consent Solicitation Statement of the Borrower dated September 10, 2010, in each case as in effect on the Closing Date;

(xiv) evidence that the purchase of Applebee’s Class M-1 Notes has been, or will be consummated following the consummation of the Tender Offers; and

(xv) evidence that $825,000,000 aggregate principal amount of Senior Notes have been, or concurrently with the Closing Date will be, issued by the Borrower.

(b) The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Act, at least three Business Days prior to the Closing Date if the request for such documentation and other information is made to the Borrower at least five Business Days prior to the Closing Date.

(c) Other than (i) the Indebtedness listed on Schedule 4.01(c), (ii) the Applebee’s and IHOP Fixed Rate Notes not tendered to the Borrower in connection with the Tender Offers, (iii) the Applebee’s and IHOP Variable Funding Notes, with respect to which amounts have been deposited in trust with the trustee to optionally prepay or redeem, as applicable, such Notes, in accordance with Section 4.01(a)(xii) and (iv) the Senior Notes and the Guarantees related thereto, the Borrower and its Subsidiaries shall have no material indebtedness for borrowed money issued or outstanding, in each case on terms satisfactory to the Administrative Agent.

(d) (i) All fees and expenses required to be paid to the Administrative Agent and the Arrangers in connection with the Loan Documents on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid, in each case, to the extent invoiced.

(e) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable and documented fees, out-of-pocket charges and disbursements of one outside counsel and one local counsel in each relevant jurisdiction to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such reasonable and documented fees, out-of-pocket charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the L/C Issuer to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.01) at or prior to 5:00 p.m., New York City time, on October 20, 2010 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Without limiting the generality of the provisions of Section 9.03(e), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, each L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants (as of the Closing Date and the date of each Credit Extension thereafter) to the Administrative Agent and the Lenders that:

5.01. Existence, Qualification and Power. Except as permitted by Section 7.04 or as disclosed in Schedule 5.01 hereto, each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept applies to such entity), (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in (i) any breach or contravention of, or require any payment to be made under or (ii) the creation of any Lien (other than any Lien created under the Loan Documents) under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except in each case referred to in clause (b)(i) or (c) to the extent such conflict, breach, contravention, payment or violation could not reasonably be expected to have a Material Adverse Effect.

5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, or (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, other than any of the foregoing that have been or will be, on or prior to the Closing Date, obtained or made, and with respect to the Collateral, filings or other actions required to perfect the Liens created by the Collateral Documents.

5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated January 3, 2010, April 4, 2010, and July 4, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarters ended on such dates (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements for the Fiscal Year ended January 3, 2010, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated forecasted balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01 were prepared in good faith based on assumptions that were believed to be reasonable at the time of delivery of such forecasts and reflect the Borrower’s good faith estimate of its future financial condition and performance. Notwithstanding the foregoing, it is understood that such forecasted balance sheets are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries and that no assurance can be given that such forecasts will be realized.

5.06. Litigation. There are no actions, suits, proceedings, claims, investigations or disputes pending or, to the knowledge of the Borrower, threatened, in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) as of the Closing Date purport to enjoin this Agreement, any other Loan Document or the consummation of the Transaction or (b) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.07. No Default. Neither any Loan Party nor any Restricted Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08. Property.

(a) Each Loan Party and each of its Restricted Subsidiaries owns good fee simple title to, or has a valid leasehold interest in, all Real Property owned or leased by such Persons, except where failure to have such title or leasehold interest could not reasonably be expected to have a Material Adverse Effect. Such Real Property is owned or leased by the Loan Parties and their Restricted Subsidiaries, free and clear of all Liens, other than the Permitted Liens.

(b) No portion of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968, except to the extent a Loan Party has obtained flood insurance with respect to such Real Property.

5.09. Environmental Matters.

(a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of the Borrower, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list.

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) there are no underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iii) there has been no Release or threat of Release of Hazardous Materials on, at, under or emanating from any property currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of the Borrower, any other location.

(c) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Loan Party and each of their respective Subsidiaries and their respective properties, businesses and operations are, and at all times have been, in compliance with applicable Environmental Laws; (ii) each of them has obtained all Environmental Permits required in connection with the operation of its business or the ownership, operation and use of its properties, all of which are in full force and effect, and (iii) no Loan Party or any of their Subsidiaries is subject or a party to any order, agreement or judgment which imposes any obligation or liability under any Environmental Law.

(d) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any Release or threatened Release of Hazardous Materials at, on, under or emanating from any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner that could not reasonably be expected to have a Material Adverse Effect.

5.10. Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are, in the reasonable business judgment of the Borrower, appropriate for a business of the size and character of the Borrower and its Restricted Subsidiaries.

5.11. Taxes. Except for any failure that could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries has (a) timely filed all Tax returns required to be filed, (b) satisfied all of its Tax withholding obligations and (c) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax return) due and payable by it and all Tax assessments received by it, other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, if such contest shall have the effect of suspending enforcement or collection of such Taxes. Each of the Borrower and its Restricted Subsidiaries has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable. There are no current or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, pending or proposed Tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

5.12. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Except as set forth on Schedule 5.12(a), as of the Closing Date each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan other than any “prohibited transaction” for which statutory or administrative exemption is available that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred, and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event, (ii) no waiver of the minimum funding standards under the Pension Funding Rules has been requested or obtained by a Loan Party or any ERISA Affiliate, (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for the Pension Plan is 60% or higher, (iv) there are no premium payments which have become due that are unpaid, and (v) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and, to the knowledge of any Loan Party, no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan.

(d) Neither any Loan Party nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan or Multiemployer Plan other than (a) as of the Closing Date, those listed on Schedule 5.12(d) hereto and (b) thereafter, Pension Plans or Multiemployer Plans not otherwise prohibited by this Agreement.

5.13. Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and, except as disclosed on Schedule 5.13, all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party or a Subsidiary of a Loan Party in the amounts specified on Part (a) of Schedule 5.13, and except as disclosed on Schedule 5.13, all such Equity Interests owned by a Loan Party are free and clear of all Liens except those created under the Collateral Documents and Permitted Liens. Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties as of the Closing Date, showing as of the Closing Date (as to each Loan Party as of the Closing Date) the jurisdiction of its incorporation or organization, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation, if any. As of the Closing Date, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(vii) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14. Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15. Disclosure. No written report, financial statement, certificate or other information furnished (other than projections, budgets, other estimates and general market, industry and economic data) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Transactions contemplated hereby or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein not materially misleading in each case when taken as a whole and in light of the circumstances under which they were made.

5.16. Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17. Intellectual Property; Licenses, Etc.

(a) Schedule 5.17(a) sets forth a complete and accurate list as of the Closing Date of (i) all material Trademarks, Copyrights and Patents owned by each Loan Party and each of their Restricted Subsidiaries that are registered or for which an application for registration is pending; and (ii) all material Intellectual Property licenses or other material contracts with respect to the use of Intellectual Property to which any Loan Party and or Restricted Subsidiary of any Loan Party is a party other than franchise agreements, agreements between or among the Borrower and the Restricted Subsidiaries, area licenses and licenses for software that is (x) commercially available and (y) costs less than $100,000 per year to license.

(b) Each Loan Party and each of their Restricted Subsidiaries own, or possess the right to use pursuant to a valid license or other agreement, all of the Intellectual Property that is necessary for the operation of their respective businesses as of the Closing Date, free and clear of all Liens (other than Permitted Liens) except where the failure to so own or possess, either individually or in the aggregate, could not reasonably be expected have a Material Adverse Effect.

(c) As of the Closing Date, the registrations and applications of each Loan Party and each of their Restricted Subsidiaries included in the Intellectual Property that is owned by such Loan Party or Restricted Subsidiary are subsisting, unexpired and are valid and enforceable, except as could not reasonably be expected to result in a Material Adverse Effect.

(d) Except as could not reasonably be expected to have a Material Adverse Effect, the Loan Parties and Restricted Subsidiaries have made all necessary filings and recordations for Intellectual Property to protect and maintain their interests in applications and registrations owned by each Loan Party and Restricted Subsidiary.

(e) The Loan Parties’ and Restricted Subsidiaries’ ownership or use of the Business Intellectual Property in the business of each Loan Party and each Restricted Subsidiary thereof as of the Closing Date does not infringe, violate, or misappropriate the rights of any third Person in any manner that could reasonably be expected to have a Material Adverse Effect. There are no claims pending or, to the knowledge of the Borrower, threatened in writing against any Loan Party or Restricted Subsidiary alleging that the Intellectual Property owned by any Loan Party or any of their Subsidiaries infringes, violates, or misappropriates the rights of any third Person that, could reasonably be expected to have a Material Adverse Effect.

(f) To the knowledge of the Borrower, the Intellectual Property owned by each Loan Party and each of their Subsidiaries is not being infringed, violated, or misappropriated by any third Person in a manner that could reasonably be expected to cause a Material Adverse Effect.

(g) There are no claims pending or, to the knowledge of the Borrower, threatened in writing against any Loan Party or Restricted Subsidiary that seek to limit, cancel or challenge the validity of any material Intellectual Property owned by any Loan Party or any Restricted Subsidiary thereof, or challenging any Loan Party’s or its Restricted Subsidiaries’ ownership or right to use or license of any Intellectual Property except for official actions in the course of prosecution and except for claims or challenges as would not reasonably be expected to result in a Material Adverse Effect.

5.18. Solvency. Each of (a) the Borrower and (b) the Borrower and the Restricted Subsidiaries on a consolidated basis are Solvent.

5.19. Labor Matters. Except as set forth on Schedule 5.19, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Restricted Subsidiaries as of the Closing Date and, except as could not reasonably be expected individually or in the aggregate to result in a Material Adverse Effect, neither the Borrower nor any Restricted Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.20. Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein and, (i) when financing statements and other filings in appropriate form with respect to the Loan Parties are filed in the appropriate offices as set forth with respect to such filings identified in the Perfection Certificate and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Collateral Documents), the Liens created by the Collateral Documents shall constitute fully perfected first-priority Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction or by possession or control), in each case subject to no Liens other than Liens permitted by Section 7.01.

5.21. Compliance with OFAC Rules and Regulations. Neither the Borrower nor any Subsidiary (a) is a Sanctioned Person, (b) has any of its assets in Sanctioned Countries or (c) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

5.22. Foreign Assets Control Regulations, Etc. Neither the Borrower nor any Subsidiary is an “enemy” or an “ally of an enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither the Borrower nor any Subsidiary is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. Neither the Borrower nor any Subsidiary is (i) a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of the Borrower’s knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

ARTICLE VI

AFFIRMATIVE COVENANTS

On and after the Closing Date and until the Obligations have been Fully Satisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Restricted Subsidiary to:

6.01. Financial Statements.

(a) Deliver to the Administrative Agent, for further distribution to each Lender:

(i) within 90 days after the end of each Fiscal Year of the Borrower (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the Fiscal Year ended January 2, 2011), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that, the requirements of this clause (i) shall be deemed satisfied by the filing with the SEC by the Borrower of an Annual Report on Form 10-K containing the financial information required by this clause (i) on or prior to the date such Annual Report on Form 10-K is required to be filed with the SEC (without giving effect to any extension permitted by the SEC);

(ii) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower (or, if earlier, 10 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the Fiscal Quarter ended October 3, 2010), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such Fiscal Quarter and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided that, the requirements of this clause (ii) shall be deemed satisfied by the filing with the SEC by the Borrower of a Quarterly Report on Form 10-Q containing the financial information required by this clause (ii) on or prior to the date such Quarterly Report on Form 10-Q is required to be filed with the SEC (without giving effect to any extension permitted by the SEC);

(iii) not later than 90 days after the end of each Fiscal Year, the annual business plan of the Borrower and its Restricted Subsidiaries for the Fiscal Year next succeeding such Fiscal Year, including (i) a projected year-end consolidated balance sheet and income statement and statement of cash flows as of the end of and for such Fiscal Year and each Fiscal Quarter of such Fiscal Year and (ii) a statement of all of the material assumptions on which such forecasts are based;

(iv) simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (i) and (ii) of Section 6.01(a), a separate schedule displaying a consolidating balance sheet and statements of income and cash flows of the Unrestricted Subsidiaries (which shall be required only if Borrower has, or during the relevant period, had any Unrestricted Subsidiaries) certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the information set forth therein in a manner consistent with the Borrower’s internal consolidating schedules that support the consolidated financial statements of Borrower and its Restricted Subsidiaries referred to above.

(b) Documents required to be delivered pursuant to clause (i) or (ii) of Section 6.01(a) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents and (iii) the Borrower may deliver such documents to the Administrative Agent (for further distribution to each Lender) in accordance with Section 10.02 and such documents shall be deemed to have been given in accordance with such Section. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(c) The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower

Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) it will use commercially reasonable efforts to ensure that all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.02. Certificates; Other Information.

(a) Deliver to the Administrative Agent, for further distribution to each Lender:

(i) concurrently with the delivery of the financial statements referred to in clauses (i) and (ii) of Section 6.01(a) (commencing with the delivery of the financial statements for the Fiscal Quarter ended October 3, 2011), (x) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or chief accounting officer of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) and (y) a copy of management’s discussion and analysis with respect to such financial statements (which shall be deemed provided by the filing with the SEC by the Borrower of a Form 10-Q or Form 10-K containing the Management Discussion & Analysis required by applicable SEC rules);

(ii) as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Borrower, a report summarizing the material insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Restricted Subsidiaries;

(iii) subject to confidentiality requirements, not later than five Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that, in each case in this clause (iv), could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iv) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Restricted Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(v) concurrently with the delivery of financial statements pursuant to Section 6.01(a)(i), deliver to the Administrative Agent a supplement to the Perfection Certificate (or a certificate confirming that there has been no change in information since the date of the Perfection Certificate or latest supplement to the Perfection Certificate delivered pursuant to this Section 6.02(a)(v)), signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent; and

(vi) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Restricted Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

(b) Within 30 days after the date on which the financial information is delivered or otherwise made available to the Lenders and the Administrative Agent in accordance with Section 6.01(a)(i), the Borrower will schedule, make itself available for and participate in a conference call with the Lenders.

6.03. Notices. Promptly after a Responsible Officer of any Loan Party has actual knowledge of the existence thereof, notify the Administrative Agent:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter specific to the Borrower or any of its Restricted Subsidiaries that is not disclosed in a publicly available filing with the SEC and that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred after the Closing Date, could reasonably be expected to result in liabilities of the Borrower in an amount exceeding $10,000,000;

(d) of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or to the knowledge of a financial officer or another executive officer of the Borrower or any Restricted Subsidiary, affecting the Borrower or any Restricted Subsidiary that could reasonably be expected to result in a Material Adverse Effect; and

(e) of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), and (iii) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iv).

Each notice pursuant to Section 6.03 (other than Section 6.03(d) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04. Payment of Obligations. Pay and discharge as the same shall become due and payable (a) all of its Tax liabilities, unless the same are being contested in good faith by appropriate proceedings, adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary and such contest shall have the effect of suspending enforcement or collection of such Taxes and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens), except, in each case in this Section 6.04, to the extent the failure to pay or discharge the same could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 or except, in the case of entities other than the Borrower only, to the extent that the failure to do so could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Restricted Subsidiaries may consummate any merger, consolidation, liquidation or dissolution permitted under Section 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered Intellectual Property and any applications therefor, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

6.06. Maintenance of Properties; Intellectual Property.

(a) (i) Maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, force majeure and casualty events excepted, except where the failure to do so could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Maintain, preserve and protect the Intellectual Property owned by such Loan Parties and their Restricted Subsidiaries, including taking all reasonable steps necessary to ensure that all licensed users of any of the Intellectual Property owned by any Loan Party or any of their Subsidiaries use consistent standards of quality, except in each case where failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage (and with deductibles) of such types and in such amounts as are, in the reasonable business judgment of the Borrower, appropriate for a business of the size and character of the Borrower and its Restricted Subsidiaries. All such insurance with respect to the Collateral shall name the Administrative Agent as additional insured or loss payee, as applicable. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise reasonably acceptable in form and substance to the Administrative Agent and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

6.08. Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

6.09. Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in material conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.

6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent (or an authorized agent of the Administrative Agent) on behalf of the Lenders may exercise rights under this Section 6.10 on behalf of the Lenders and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default, and only one (1) such time shall be at the Borrower’s expense; provided further, that, after the occurrence and during the continuation of an Event of Default, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants. All such information shall be subject to Section 10.06 and no such information subject to the attorney client privilege shall be required to be provided or shared pursuant to this Section 6.10.

6.11. Use of Proceeds. Use the proceeds of the Credit Extensions for (i) working capital, Capital Expenditures and other general corporate purposes, including, without limitation, prepayments, refinancings, redemptions, purchases, defeasances or other discharges of Indebtedness permitted to be repaid, redeemed or discharged pursuant to this Agreement, for Investments and Restricted Payments permitted hereunder and any other purpose not prohibited hereunder; (ii) to redeem the Applebee’s and IHOP Notes; (iii) to pay fees and expenses incurred in connection therewith; and (iv) in the case of any Additional Term Commitments or Additional Revolving Credit Commitments, any purpose not prohibited hereunder.

6.12. Additional Collateral; Additional Guarantors.

(a) With respect to any property (other than Mortgaged Property) acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within 60 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent shall deem necessary to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. The Borrower shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties.

(b) With respect to any Person that is or becomes a Restricted Subsidiary after the Closing Date (other than an Immaterial Subsidiary), (i) in the case of any such direct Restricted Subsidiary of a Loan Party, deliver, within 60 days after such Person becomes a Restricted Subsidiary to the Administrative Agent the certificates, if any, representing all of the Equity Interests of such Restricted

Subsidiary held by a Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party, and all intercompany notes owing from such Restricted Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Restricted Subsidiary, promptly (and in any event within 60 days after such Person becomes a Restricted Subsidiary) (A) to execute a Joinder Agreement or such comparable documentation to become a Guarantor and a joinder agreement to the Guarantee and Security Agreement, substantially in the form annexed thereto and (B) to take all actions necessary in the reasonable opinion of the Administrative Agent to cause the Lien created by the Guarantee and Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Notwithstanding the foregoing, with respect to any (a) Foreign Subsidiary or (b) Subsidiary substantially all of the assets of which consist of Equity Interests in on or more Foreign Subsidiaries or (c) Subsidiary treated as a disregarded entity for United States federal income tax purposes that owns more than 65% of the Equity Interests of a Subsidiary described in clause (a) or (b) of this sentence, (1) no more than 65% of the combined total voting power of all outstanding Voting Stock in or of any such Subsidiary shall be pledged or similarly hypothecated to guarantee or support any obligation hereunder or any other Loan Document; provided that no such restriction shall apply to non-Voting Stock of such Subsidiaries, (2) no such Subsidiary shall guarantee or support any obligation hereunder or any other Loan Document or become a Guarantor, and (3) no security or similar interest shall be granted in the assets of any such Subsidiary, which security or similar interest guarantees or supports any obligation hereunder or any other Loan Document. Any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 6.12(b).

(c) With respect to any Mortgaged Property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within 60 days or, if an ALTA survey is requested by the Administrative Agent as provided for in clause (ii) below, 90 days after the acquisition thereof) (i) give notice of such acquisition to the Administrative Agent and execute and deliver a first priority Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties, covering such Mortgaged Property, (ii) provide the Lenders with a lenders’ title insurance policy with extended coverage covering such Mortgage Property in an amount at least equal to the purchase price of such Mortgaged Property as well as, if requested by the Administrative Agent, a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title policy), each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) For the avoidance of doubt and notwithstanding anything to the contrary in any of the Loan Documents, in no event shall any Unrestricted Subsidiary or non-Wholly Owned Restricted Subsidiary or Foreign Subsidiary or Immaterial Subsidiary or Securitization Subsidiary be required to become a Guarantor or become or remain party to the Guarantee and Security Agreement and in no event shall Equity Interests of any Unrestricted Subsidiary or Securitization Subsidiary be required to be pledged to or for the benefit of the Secured Parties.

6.13. Compliance with Environmental Laws. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) comply, and cause all lessees and other Persons operating or occupying properties owned or leased by it to comply with all applicable Environmental Laws and

Environmental Permits, (b) obtain and renew all Environmental Permits necessary for its operations and properties and (c) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address Hazardous Materials at, on, under or emanating from any properties owned or leased by it as required and in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14. Further Assurances. Promptly, upon the reasonable request of the Administrative Agent, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Administrative Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by this Agreement or the applicable Collateral Document, or obtain any consents or waivers as may be reasonably necessary or appropriate in connection therewith, in each case subject to the exceptions set forth in the Guarantee and Security Agreement. Deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Collateral Documents, in each case subject to the exceptions set forth in the Guarantee and Security Agreement. The foregoing shall not apply to perfection of the Administrative Agent’s lien in Intellectual Property created under the law of any jurisdiction outside of the United States. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may reasonably require. If the Administrative Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form reasonably satisfactory to the Administrative Agent.

6.15. Interest Rate Hedging. The Borrower shall enter into and maintain, from the Closing Date to the date that is the two year anniversary of the Closing Date, interest rate Swap Contracts, to the extent necessary, that result in at least 35% of the aggregate consolidated outstanding Indebtedness for borrowed money and Capitalized Leases of the Borrower and its Restricted Subsidiaries (other than the Total Revolving Credit Outstandings) being effectively subject to a fixed interest rate for the period ending on the second anniversary of the Closing Date (it being understood that the Capitalized Leases of the Borrower and its Restricted Subsidiaries existing as of the Closing Date are subject to a fixed interest rate).

6.16. Information Regarding Collateral and Loan Documents. Not effect any change in (i) any Loan Party’s legal name, (ii) the location of any Loan Party’s chief executive office, (iii) any Loan Party’s identity or organizational structure, (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than 10 days’ prior written notice (in the form of a certificate by a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.

6.17. Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance with the financial covenants set forth in Section 7.11, determined on a Pro Forma Basis as of the last day of the most recently ended Measurement Period (or, if no Measurement Period cited in Section 7.11 or in the defined terms used therein has passed, the financial covenants in Section 7.11 for the first Measurement Period cited in such Section shall be satisfied as of the last four quarters ended), in each case, as if such designation had occurred on the last day of such Fiscal Quarter of the Borrower and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary (other than a Securitization Subsidiary) may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any other Indebtedness that has an “Unrestricted Subsidiary” concept, (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary and (v) if a Restricted Subsidiary (other than a Securitization Subsidiary or a Subsidiary that will become a Securitization Subsidiary promptly following such designation) is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the fair market value of assets of such Subsidiary as of such date of designation (the “Designation Date”), plus (B) the aggregate fair market value of assets of all Unrestricted Subsidiaries (other than Securitization Subsidiaries) designated as Unrestricted Subsidiaries pursuant to this Section 6.17 prior to the Designation Date minus the aggregate fair market value of assets of Subsidiaries redesignated as Restricted Subsidiaries (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary or the date of such redesignation, as applicable, as provided in clause (A)) shall not exceed the greater of $75,000,000 and 2.5% of consolidated total assets of the Borrower and its Restricted Subsidiaries as of such Designation Date pro forma for such designation (provided that any such calculation shall be without duplication for assets included in the consolidated assets of any other Subsidiary so designated and shall exclude Securitization Subsidiaries). The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein (provided that any such calculation shall be without duplication for assets included in the consolidated assets of any other Subsidiary so designated). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s Investment in such Subsidiary.

6.18. Maintenance of Debt Ratings. The Borrower shall use commercially reasonable efforts to maintain (i) a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower and (ii) a public credit rating of the Facilities by each of S&P and Moody’s.

6.19. Redemption of Applebee’s and IHOP Fixed Rate Notes. The Borrower shall cause to be effected (i) immediately following the receipt of funds from the Lenders on the Closing Date, the satisfaction and discharge of the indentures governing the Applebee’s and IHOP Fixed Rate Notes in accordance with their terms by depositing in trust with the trustee for the Applebee’s and IHOP Fixed Rate Notes a portion of the funds equal to the amount required to optionally redeem or prepay, as applicable, all of the Applebee’s and IHOP Fixed Rate Notes then outstanding that were not tendered to the Borrower in connection with the Tender Offers and (ii) within five Business Days following the Closing Date, the redemption or prepayment, as applicable, of such Applebee’s and IHOP Fixed Rate Notes in accordance with the terms in the applicable indentures governing the Applebee’s and IHOP Fixed Rate Notes.

6.20. Redemption of the Applebee’s and IHOP Variable Funding Notes. The Borrower shall cause to be effected, within five Business Days following the Closing Date, the prepayment or redemption, as applicable, of the Applebee’s and IHOP Variable Funding Notes in accordance with the terms in the applicable indentures governing such notes.

6.21. Purchase of Applebee’s Class M-1 Notes. The Borrower shall cause to be effected, following the consummation of the Tender Offers, the purchase of all of the outstanding Applebee’s Class M-1 Notes from the beneficial owners thereof pursuant to agreements between the Borrower and such beneficial owners, each dated as of September 7, 2010.

6.22. Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 6.22 or such later date as the Administrative Agent agrees in its sole discretion, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 6.22 that would have been required to be delivered or taken on the Closing Date, in each case except to the extent otherwise agreed to by the Administrative Agent.

ARTICLE VII

NEGATIVE COVENANTS

On and after the Closing Date and until the Obligations have been Fully Satisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01. Liens. Create, incur, assume or suffer to exist any Liens upon any of its property, assets or revenues, whether now owned or hereafter acquired. Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may create, incur, assume or suffer to exist the following Liens upon any of its property, assets or revenues, whether now owned or hereafter acquired (“Permitted Liens”):

(a) Liens pursuant to any Loan Document (including Liens related to Cash Collateralizations);

(b) Liens existing on the Closing Date and set forth on Schedule 7.01 and any modifications, replacements, renewals or extensions thereof; provided that (i) such modified, replaced, renewed or extended Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien and (y) proceeds and products thereof and (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(e);

(c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and Liens of landlords and other Liens incurred in the ordinary course of business which do not secure Indebtedness for borrowed money or that are imposed by Law;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, or other similar obligations other than any Lien imposed by ERISA;

(f) Liens, pledges and deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, covenants, survey exceptions, encroachments, irregularities defects and other similar encumbrances affecting Real Property which, in the aggregate, are not substantial in amount and which do not (i) secure Indebtedness or (ii) individually or in the aggregate materially interfere with the ordinary conduct of the business of the Borrower or any Significant Restricted Subsidiary;

(h) Liens securing judgments for the payment of money, appeal bonds or letters of credit issued in support of or in lieu of appeal bonds in each case not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.02(g); provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness (and attachments or accessions thereto and proceeds thereof) (or Indebtedness which has been refinanced by such Indebtedness) and the proceeds thereof (including insurance proceeds) and the attachments thereto;

(j) any interest or title of a licensor, lessor or sublessor under any license, lease or sublease entered into by the Borrower or any other Restricted Subsidiary in the ordinary course of its business covering only the assets so licensed, leased or subleased and licenses and sublicenses of Intellectual Property in the ordinary course of business;

(k) any interest of a lessor under a Capitalized Lease;

(l) in the case of leased Real Property, Liens to which the fee interest (or any superior interest) in such Real Property is subject;

(m) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(n) rights of setoff, banker’s liens and similar rights in favor of a financial institution that encumber deposits and are within the general parameters customary in the banking industry and customary Liens in favor of trustees and escrow agents;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(p) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(q) Liens securing Indebtedness permitted under Section 7.02(h); provided that such Liens are limited to Liens on assets of Foreign Restricted Subsidiaries that are obligors on such Indebtedness;

(r) options, put and call arrangements, rights of first refusal and similar rights (i) relating to Investments in joint ventures, partnerships and the like, (ii) contained in purchase and sale agreements (and related agreements) relating to Dispositions permitted under this Agreement or (iii) entered into in the ordinary course of business under franchise agreements, development agreements, area license agreements or similar agreements;

(s) Liens incurred in the ordinary course of business not securing Indebtedness and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Borrower and its Restricted Subsidiaries;

(t) Liens on property or Equity Interests of a Person at the time such Person becomes a Restricted Subsidiary of the Borrower, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Borrower or any Restricted Subsidiary;

(u) Liens on property at the time the Borrower or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Borrower or a Restricted Subsidiary, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Borrower or any Restricted Subsidiary;

(v) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(w) deposits made in the ordinary course of business to secure liability to insurance carriers and liens on insurance proceeds or premiums securing insurance premium financing;

(x) Liens arising under any Permitted Receivables Financing;

(y) Liens in favor of lessors, sublessors, lessees or sublessees securing operating leases or, to the extent such transactions create a Lien hereunder, sale and leaseback transactions, to the extent such sale and leaseback transactions are permitted hereunder;

(z) Liens for the benefit of the seller deemed to attach solely because of the existence of cash deposits and attaching solely to cash deposits made in connection with any letter of intent or acquisition agreement with respect to a Permitted Acquisition or other Investments;

(aa) Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary owed to the Borrower or a Restricted Subsidiary that is a Guarantor, and Liens securing Indebtedness or other obligations of a Restricted Subsidiary that is not a Guarantor owed to a Restricted Subsidiary that is not a Guarantor;

(bb) extensions, renewals or replacements of any Liens referred to in clauses (t) or (u) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and the amount secured by such Lien is not increased (except for amounts not to exceed interest accrued on the refinanced obligations and fees, expenses and premiums relating to such refinancing);

(cc) Liens on cash deposits, securities or other property in deposit or securities accounts in connection with the redemption, defeasance, repurchase or other discharge of (i) the Applebee’s and IHOP Notes not tendered to the Borrower in connection with the Tender Offers in accordance with Section 7.03(m), and (ii) other Indebtedness, so long as such redemption, defeasance, repurchase or other discharge is not prohibited by Section 7.14;

(dd) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(ee) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(ff) Liens on property of any Foreign Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Foreign Restricted Subsidiary permitted under Section 7.02(h);

(gg) Liens in favor of partners to joint ventures in Equity Interests of joint ventures securing obligations of or relating to such joint venture;

(hh) deposit or escrow arrangements made in connection with Permitted Acquisitions or other Investments to be consummated in accordance with Section 7.03; and

(ii) Liens securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed $35,000,000.

7.02. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness. Notwithstanding the foregoing, the Borrower and any Restricted Subsidiary may create, incur, assume or suffer to exist the following Indebtedness:

(a) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of mitigating risks associated with fluctuations in interest rates, foreign exchange rates or commodities prices;

(b) (i) Indebtedness representing deferred compensation or equity based compensation to current or former officers, directors, consultants, advisors or employees of a Loan Party or its Affiliates incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of the Borrower or its Restricted Subsidiaries under deferred compensation, indemnification, adjustment of purchase price, earn-out or other obligations incurred in connection with any Permitted Acquisition or Investments or Dispositions permitted hereunder;

(c) Indebtedness of either the Borrower or a Restricted Subsidiary of the Borrower owed to the Borrower or a Restricted Subsidiary of the Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute “Pledged Collateral” under the Guarantee and Security Agreement, (ii) if such Indebtedness is owed by a Loan Party to a non-Loan Party, be expressly subordinated in right of payment to the Obligations and (iii) be otherwise permitted under the provisions of Section 7.03;

(d) Indebtedness under the Loan Documents (including, without limitation, any Indebtedness incurred pursuant to Section 2.14);

(e) Indebtedness outstanding on the Closing Date and listed on Schedule 7.02 and any Permitted Refinancing Indebtedness in respect thereof;

(f) Guarantees of the Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Restricted Subsidiary; provided that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties that is guaranteed by a Loan Party shall not exceed (together with Investments made under Section 7.03(c)(iv), Dispositions made under Section 7.05(c)(iv) and Restricted Payments made by a Loan Party to a Restricted Subsidiary that is not a Loan Party under Section 7.06(a)) $50,000,000 in the aggregate;

(g) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets, in each case, incurred on or after the Closing Date and no later than 180 days after the date of purchase or completion of construction, improvement, repair or replacement of property (real or personal) or equipment (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) for the purpose of financing all or any part of the purchase price or cost thereof and any related taxes or transaction costs (and Permitted Refinancing Indebtedness in respect thereof); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of (i) $25,000,000 and (ii) 1% of the consolidated total assets of the Borrower and its Restricted Subsidiaries (measured at the time of incurrence of any such Indebtedness);

(h) Indebtedness of Foreign Restricted Subsidiaries incurred on or after the Closing Date in an aggregate principal amount not to exceed the greater of (i) $25,000,000 and (ii) 1% of consolidated total assets of the Borrower and its Restricted Subsidiaries (measured at the time of incurrence of such Indebtedness) at any one time outstanding;

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of incurrence;

(j) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(k) any Permitted Receivables Financing; provided that the Net Cash Proceeds of such Indebtedness are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.05(b)(iii);

(l) Indebtedness arising under any performance, bid, appeal or surety bond and performance or completion guarantees and similar obligations and Indebtedness in respect of letters of credit, bank guarantees or similar instruments related thereto, entered into in the ordinary course;

(m) (i) Acquired Indebtedness; provided that, after giving effect to the incurrence of any Acquired Indebtedness referred to in clause (a) of the definition thereof on a Pro Forma Basis, (x) the Borrower and its Restricted Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.11 and (y) the Consolidated Leverage Ratio shall not be greater than 5.75:1.00 and (ii) any Permitted Refinancing Indebtedness incurred in respect thereof;

(n) contingent indemnification obligations of the Borrower and any Restricted Subsidiary to financial institutions, in each case to the extent in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services, netting services or deposit account overdraft protection services (in amount similar to those offered for comparable services in the financial industry) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes and other customary, contingent loss indemnification obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(o) Applebee’s and IHOP Fixed Rate Notes not tendered to the Borrower in connection with the Tender Offers until such date as they are required to be redeemed pursuant to Section 6.19;

(p) the Senior Notes and the Guarantees related thereto, together with any Permitted Refinancing Indebtedness incurred in respect thereof; provided that any Indebtedness under this clause (p) shall not exceed $825,000,000 in aggregate principal amount (plus, in the case of such Permitted Refinancing Indebtedness, the amounts of accrued interest, fees, expenses and premiums paid in connection with the related financing);

(q) Indebtedness of the Borrower or any Restricted Subsidiary incurred on or after the Closing Date in an aggregate principal amount at any time outstanding not to exceed (i) $50,000,000 plus, (ii) if, after giving effect to the incurrence thereof on a Pro Forma Basis, the Consolidated Leverage Ratio shall not be greater than 5.75:1.00, the Permitted Incremental Amount plus, (iii) if, after giving effect to the incurrence thereof on a Pro Forma Basis, the Consolidated Leverage Ratio shall not be greater than 5.00:1.00, additional Indebtedness up to 2% of consolidated total assets of the Borrower and its Restricted Subsidiaries (measured at the time of incurrence of such Indebtedness) (and in the case of clauses (ii) and (iii), Permitted Refinancing Indebtedness in respect thereof);

(r) (i) Indebtedness, Guarantees or other obligations in connection with the Applebee’s Sale-Leaseback Transactions (including obligations to Guarantee lease payments of the Person who assumes the applicable lease) in an aggregate amount outstanding not to exceed the aggregate obligations of the Borrower and its Restricted Subsidiaries pursuant to such Applebee’s Sale-Leaseback Transactions as of the Closing Date and (ii) Guarantees by the Borrower or any Restricted Subsidiary (other than Indebtedness, Guarantees or other obligations in connection with the Applebee’s Sale-Leaseback Transactions) (x) in the ordinary course of business of lease obligations of franchisees incurred in connection with the operation of franchises (including Guarantees arising upon the disposition of restaurants to franchisees) and (y) of Indebtedness of franchisees in an aggregate principal amount at any time outstanding with respect to all Guarantees pursuant to this clause (ii) not to exceed the greater of $150,000,000 and 5% of consolidated total assets of the Borrower and its Restricted Subsidiaries; and

(s) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries (i) in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers’ compensation claims or (ii) otherwise owed to any Person providing workers’ compensation, health, disability, or other employee benefits or property, casualty or liability insurance to the Borrower or any Restricted Subsidiary, pursuant to any reimbursement or indemnification obligations to such Person (provided that upon the incurrence of any Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence).

7.03. Investments. Make any Investments, except:

(a) Investments held by the Borrower and its Restricted Subsidiaries in the form of cash (including cash held in bank deposit or demand deposit accounts) and Cash Equivalents;

(b) Loans or advances to any existing or former director, officer, consultant, advisor or employee of the Borrower or any of its Subsidiaries in the ordinary course of business other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, however, that the aggregate principal amount of all loans and advances permitted pursuant to this subclause (b) shall not exceed $2,500,000 at any time outstanding;

(c) (i) Investments by the Borrower and its Restricted Subsidiaries in their respective Restricted Subsidiaries outstanding on the Closing Date, (ii) additional Investments by the Borrower and its Restricted Subsidiaries in Loan Parties, (iii) additional Investments by Restricted Subsidiaries of the Borrower that are not Loan Parties in other Wholly Owned Restricted Subsidiaries that are not Loan Parties and (iv) additional Investments by the Borrower and its Restricted Subsidiaries in Restricted Subsidiaries that are not Loan Parties or Wholly Owned Restricted Subsidiaries not to exceed (together, in the case of clause (iv) with Guarantees made under Section 7.02(f), Dispositions made under Section 7.05(c)(iv) and Restricted Payments made by a Loan Party to a Restricted Subsidiary that is not a Loan Party under Section 7.06(a)) $50,000,000 in the aggregate at any one time outstanding;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the Closing Date;

(g) the purchase or other acquisition by the Borrower or a Wholly Owned Restricted Subsidiary of (i) all or a majority of the Equity Interests in (or with respect to a non-Wholly Owned Subsidiary or joint venture, all of the remaining unowned Equity Interests in) any Person that upon the consummation thereof, will become a Restricted Subsidiary (including as a result of a merger or consolidation), (ii) all or a substantial part of the property of, any Person or (iii) assets of another Person that constitute a business unit, including, without limitation, individual restaurants; provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g) (each, a “Permitted Acquisition”):

(i) any such newly-created or acquired Restricted Subsidiary shall comply with the requirements of Section 6.12 to the extent applicable and the Equity Interests thereof shall be pledged to the extent required by the Guarantee and Security Agreement;

(ii) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, (x) the Borrower and its Restricted Subsidiaries shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.11 and (y) the Consolidated Leverage Ratio shall not be greater than 5.75:1.00, in each case determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to clause (i) or (ii) of Section 6.01(a) (and for periods ending on or prior to October 3, 2010, financial information filed with the SEC) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; provided that clause (y) shall not be applicable with respect to acquisitions of franchised restaurants from the franchisee thereof so long as the aggregate amount of all such acquisitions of franchised restaurants made without complying with clause (y) shall not exceed $75,000,000 at any one time outstanding; and

(iii) the Borrower shall have delivered to the Administrative Agent at least one Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer certifying that all of the requirements set forth in this clause (g) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition, together with all relevant available financial information for the Person or assets to be acquired and setting forth reasonably detailed calculations demonstrating compliance with clause (ii) above;

provided that in respect of Permitted Acquisitions that are both (x) for consideration not in excess of $15,000,000 individually and (y) for consideration not in excess of $25,000,000 in the aggregate in any Fiscal Year, clause (iii) above shall not apply.

(h) Investments in Unrestricted Subsidiaries and joint ventures at any time outstanding not exceeding $25,000,000;

(i) Investments received as non-cash consideration in a Disposition made pursuant to and in compliance with Section 7.05;

(j) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or acquired by the Borrower or any of its Restricted Subsidiaries as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(k) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(l) Investments arising as a result of any Permitted Receivables Financing;

(m) Investments consisting of (i) purchases, redemptions or other acquisitions of the Applebee’s and IHOP Notes and other Indebtedness permitted to be purchased, redeemed or acquired under Section 7.14, or (ii) cash, securities or other property in deposit or securities accounts created in connection with the defeasance, discharge, redemption or satisfaction of such Applebee’s and IHOP Notes, in each case, in accordance with the terms hereof and other Indebtedness permitted to be defeased, discharged, redeemed or satisfied under Section 7.14;

(n) so long as no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, other Investments at any time outstanding not exceeding (w) $25,000,000, plus (x) if, after giving effect thereto on a Pro Forma Basis, (i) the Consolidated Leverage Ratio shall not be greater than 5.00:1.00 and (ii) the Borrower and its Restricted Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.11, additional Investments up to the Permitted Amount, plus (y) additional Investments up to the Permitted Equity Amount, plus (z) Investments acquired in consideration for the issuance of Qualified Equity Interests of the Borrower;

(o) Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or consolidated with any Restricted Subsidiary in accordance with this Section and Section 7.03 after the Closing Date to the extent that such Investments are not otherwise permitted under this Section 7.03 and (i) were not made in contemplation of or in connection with such acquisition, merger or consolidation, (ii) were in existence on the date of such acquisition, merger or consolidation and (iii) do not constitute substantially all of the assets of the Person acquired;

(p) advances of payroll payments to employees in the ordinary course of business;

(q) Guarantees by the Borrower or any Restricted Subsidiary made pursuant to and in compliance with Section 7.02(r); and

(r) Investments in Centralized Supply Chain Services, LLC, a purchasing co-operative organization (or a similar industry co-operative organization) made in the ordinary course of business and relating to restaurant operations, marketing and expenditures.

7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) (i) any Restricted Subsidiary may merge or consolidate with or liquidate or dissolve into (x) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (y) any one or more other Wholly Owned Restricted Subsidiaries; provided that when any Loan Party is merging with another Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person and (ii) any non-Wholly Owned Restricted Subsidiary may merge or consolidate with or into another non-Wholly Owned Restricted Subsidiary;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or to another Loan Party;

(c) (i) any Restricted Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation or dissolution) to (x) another Wholly Owned Restricted Subsidiary that is not a Loan Party or (y) a Loan Party and (ii) any non-Wholly Owned Restricted Subsidiary may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation or dissolution) to another non-Wholly Owned Restricted Subsidiary;

(d) in connection with any acquisition permitted under Section 7.03, any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a Wholly Owned Restricted Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, (x) such Loan Party is the surviving Person or (y) the surviving Person becomes a Loan Party and complies with the requirements set forth in Section 6.12 substantially concurrently with the consummation of such merger or consolidation; and

(e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation, (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, (x) such Loan Party is the surviving entity or (y) the surviving Person becomes a Loan Party and complies with the requirements set forth in Section 6.12 substantially concurrently with the consummation of such merger or consolidation;

provided, however, that nothing in this Section 7.04 shall prohibit Investments that are permitted under Section 7.03 or Dispositions or agreements to make Dispositions permitted by Section 7.05.

7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of damaged, obsolete or worn out property, in each case in the ordinary course of business and property no longer useful in the business of the Loan Parties or their Restricted Subsidiaries;

(b) Dispositions of (x) cash and Cash Equivalents and (y) inventory in the ordinary course of business;

(c) (i) Dispositions of property by any Restricted Subsidiary to the Borrower or to a Wholly Owned Restricted Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor, (ii) any Dispositions by a Restricted Subsidiary that is not a Guarantor to another Wholly Owned Restricted Subsidiary that is not a Guarantor, (iii) any Disposition by any Restricted Subsidiary that is not a Guarantor to a Loan Party (including through a liquidation, dissolution or winding up) as long as the consideration given by such Loan Party to such non-Guarantor Restricted Subsidiary does not exceed the fair market value of the assets transferred to such Loan Party and (iv) Dispositions to Restricted Subsidiaries that are not Guarantors or Wholly Owned Restricted Subsidiaries to the extent that, after giving effect to such Disposition (and any other Dispositions to such Persons pursuant to this clause (iv) on or prior to the date of such Disposition), the aggregate fair market value of the assets Disposed of pursuant to this clause (iv) does not exceed (together with Guarantees made under Section 7.02(f), Investments made under Section 7.03(c)(iv) and Restricted Payments made by a Loan Party to a Restricted Subsidiary that is not a Loan Party under Section 7.06(a)) $50,000,000;

(d) Dispositions expressly permitted by Section 7.04 without giving effect to the proviso at the end of Section 7.04, or constituting Investments permitted under Section 7.03, Liens permitted under Section 7.02 or Restricted Payments permitted under Section 7.06;

(e) licenses and sublicenses of Intellectual Property in the ordinary course of business (and terminations thereof or amendments thereto);

(f) so long as no Event of Default is continuing or would result therefrom, any Disposition; provided, however, that with respect to any such Disposition pursuant to this clause (f), (i) not less than 75% of the aggregate consideration received in respect of such Disposition and all other Dispositions previously consummated in the same Fiscal Year pursuant to this clause (f) shall be cash; provided that for purposes of clause (i), (a) the amount of any liabilities (as shown on the Borrower’s or any its Restricted Subsidiary’s most recent balance sheet) of the Borrower or any its Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets, (b) any notes or other obligations or other securities or assets received by the Borrower from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 90 days of the receipt thereof (to the extent of the cash received), and (c) any Designated Non-Cash Consideration received by the Borrower or any of its Restricted Subsidiaries in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (f) that is at that time outstanding, not in excess of $15,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall, in each case, be deemed to be cash for purposes of this clause (f) and (ii) an amount equal to all Net Cash Proceeds of such Disposition is applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.05(b)(ii);

(g) so long as no Event of Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of Section 7.05(f);

(h) the Borrower and Restricted Subsidiaries may sell or otherwise transfer equipment or Real Property in connection with sale and leaseback transactions; provided that (i) the aggregate value of the equipment sold or transferred under this subsection shall not exceed $15,000,000 in any Fiscal Year and (ii) an amount equal to all Net Cash Proceeds of such Disposition is applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.05(b)(ii);

(i) the Minnesota Disposition; provided that an amount equal to all Net Cash Proceeds of the Minnesota Disposition is applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.05(b)(ii);

(j) leases and subleases in the ordinary course of business and assignments or terminations of leases and subleases that do not materially interfere with the business of the Borrower and its Restricted Subsidiaries;

(k) Dispositions of (i) Accounts Receivable in connection with the collection or compromise thereof and (ii) transfers of property subject to condemnation or casualty events;

(l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) as long as no Event of Default is continuing or would result therefrom, any Disposition in connection with refranchising activities or Disposing of stores or restaurants and related assets to franchisees; provided that an amount equal to all Net Cash Proceeds of such Disposition is applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.05(b)(ii);

(n) Dispositions of food, beverages and other goods held for sale or consumed in the ordinary course of operation of the restaurant business;

(o) Dispositions of Accounts Receivable, or participations therein in connection with any Permitted Receivables Financing; and

(p) any termination, non-renewal, expiration, amendment or other modification of franchise agreements or development agreements with franchisees of the Borrower or Restricted Subsidiaries, in each case, in the ordinary course of business;

provided, however, that any Disposition pursuant to Section 7.05(f) shall be for fair market value as determined in good faith by the Borrower.

7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and any other Restricted Subsidiary and any other Person that owns a direct Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; provided that the aggregate amount of any Restricted Payments made by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall not exceed (together with Guarantees made under Section 7.02(f), Investments made under Section 7.03(c)(iv) and Dispositions made under Section 7.05(c)(iv)) $50,000,000.

(b) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests of such Person;

(c) (x) the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire its Equity Interests (other than Disqualified Equity Interests) with the proceeds received from the issuance of Equity Interests (other than Disqualified Equity Interests) within 60 days of such Restricted Payment, or in exchange for Equity Interests (other than Disqualified Equity Interests) and (y) the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire its Disqualified Equity Interests with the proceeds received from the issuance of Disqualified Equity Interests or Qualified Equity Interests within 60 days of such Restricted Payment, or in exchange for Equity Interests;

(d) so long as no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, (x) Restricted Payments in an aggregate amount not to exceed $35,000,000, plus (y) if, after giving effect thereto on a Pro Forma Basis, (i) the Borrower and its Restricted Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.11 and (ii) the Consolidated Leverage Ratio shall not be greater than 5.00:1.00, Restricted Payments up to the Permitted Amount and (z) Restricted Payments up to the Permitted Equity Amount;

(e) repurchases of Equity Interests deemed to occur upon the exercise of stock options or similar equity compensation awards if the Equity Interests represent all or a portion of the exercise price thereof (or related withholding taxes) and Restricted Payments by the Borrower to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Interests of the Borrower and Restricted Payments by the Borrower with respect to restricted stock units granted to any Person if such Person received such restricted stock units while acting as a officer, director, employee, consultant or advisor to the Borrower or any Restricted Subsidiary;

(f) so long as no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, (i) the declaration and payment of dividends to holders of the Series B Preferred Stock outstanding on the Closing Date or paid-in-kind thereafter and (ii) dividends on the Series B Preferred Stock paid in kind through an increase in the liquidation preference thereon or the issuance of additional Series B Preferred Stock;

(g) so long as no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, the declaration and payment of dividends to holders of the Series A Preferred Stock outstanding on the Closing Date or paid in kind thereafter and dividends on the Series A Preferred Stock paid in kind through an increase in the liquidation preference thereon and the issuance of additional Series A Preferred Stock;

(h) so long as no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, Restricted Payments in an aggregate amount not to exceed the Available Minnesota Disposition Proceeds Amount, to purchase, redeem, retire, defease or otherwise acquire the Series A Preferred Stock;

(i) Restricted Payments made with respect to a non-Wholly-Owned Restricted Subsidiary that increases the ownership of the Borrower and its Restricted Subsidiaries in such Person; and

(j) Restricted Payments to consummate the Transactions.

7.07. Change in Nature of Business. Engage in any material line of business materially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business related, complementary, ancillary or incidental thereto, or otherwise part of the restaurant or food service business.

7.08. Transactions with Affiliates. Enter into any transaction involving aggregate payment or consideration in excess of $10,000,000 of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to the following transactions:

(a) transactions between or among the Borrower and the Restricted Subsidiaries;

(b) Restricted Payments permitted by Section 7.06 and Investments permitted by Section 7.03;

(c) expense reimbursement, indemnities, salaries and other compensation to current and former officers, directors, consultants, advisors and employees of the Borrower and its Restricted Subsidiaries in the ordinary course of business or approved by the Borrower or applicable Restricted Subsidiary’s board of directors (or other applicable governing body) or a committee thereof;

(d) entering into (and payments under) employment, benefit plans, service and severance arrangements between the Borrower and its Restricted Subsidiaries and their respective current and former officers, directors, consultants, advisors and employees, including, without limitation, grants of securities, stock options and similar rights, as determined in good faith by the board of directors (or other applicable governing body) or senior management of the Borrower or the relevant Restricted Subsidiary;

(e) transactions listed on Schedule 7.08;

(f) the entering into of a customary agreement providing registration rights to the direct or indirect shareholders of the Borrower and the performance of such agreements;

(g) transactions with customers, clients, suppliers or purchases or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement;

(h) sales of Accounts Receivable, or participations therein, or any related transaction, in connection with any Permitted Receivables Financing;

(i) transactions with joint ventures not prohibited by the Loan Documents;

(j) any transactions in which the Borrower shall have received a favorable opinion as to the financial fairness of such transaction (or series of transactions) from an independent accounting or appraisal firm or investment bank of national reputation, and shall have delivered a copy of such opinion to the Administrative Agent not less than one Business Day prior to the consummation or initiation of any such transaction or transactions;

(k) payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Borrower’s Board of Directors in good faith;

(l) the issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower to any Person;

(m) transactions with Centralized Supply Chain Services, LLC, a purchasing co-operative organization, between the IHOP and Applebee’s brands, in the ordinary course of business and relating to restaurant expenditures and related transactions; and

(n) transactions described in filings made by the Borrower with the SEC in the twelve months preceding the Closing Date.

7.09. Burdensome Agreements. Except for any agreement in effect (A) on the Closing Date or (B) at the time any Restricted Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or (ii) of any Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary to Guarantee the Obligations of the Borrower; provided that the foregoing shall not apply to Contractual Obligations which (a) are contained in joint venture agreements and other similar agreements applicable to joint ventures and permitted pursuant to the terms hereof, (b) arise pursuant to applicable Requirements of Law, (c) arise in connection with any Disposition permitted by Section 7.05 and is applicable solely to the property subject to such Disposition, (d) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.02 but solely to the extent any negative pledge relates to the property securing such Indebtedness or that expressly permits Liens on the Collateral for the benefit of the Secured Parties with respect to the Facilities and the Secured Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable, or junior, basis, (e) are customary restrictions on leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions only relate to the assets subject thereto, (f) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.02(g) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (g) comprise restrictions imposed by any agreement relating to Indebtedness of any Foreign Subsidiary to the extent such restrictions apply only to Foreign Subsidiaries, (h) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest or restricting assignment or sublicensing of rights under an Intellectual Property license agreement, (i) are customary provisions of an agreement restricting assignment or transfer of such agreement entered into in the ordinary course of business, (j) consist of customary restrictions pursuant to any Permitted Receivables Financing and (k) are imposed by any amendments or refinancings of Indebtedness that are otherwise permitted by the Loan Documents; provided that such amendments and refinancings are no more materially restrictive taken as a whole with respect to such prohibitions and limitations than those in effect prior to such amendment or refinancing.

7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11. Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any Fiscal Quarter of the Borrower ending after the Closing Date, commencing with the Fiscal Quarter ending April 3, 2011, to be less than the correlative ratio indicated:

Fiscal Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2011	1.50:1.00	1.50:1.00	1.50:1.00	1.50:1.00
2012	1.50:1.00	1.50:1.00	1.50:1.00	1.50:1.00
2013	1.75:1.00	1.75:1.00	1.75:1.00	1.75:1.00
2014	1.75:1.00	1.75:1.00	1.75:1.00	1.75:1.00
2015	1.75:1.00	1.75:1.00	1.75:1.00	1.75:1.00
2016	2.00:1.00	2.00:1.00	2.00:1.00	2.00:1.00
2017	2.00:1.00	2.00:1.00	2.00:1.00	N/A

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any Fiscal Quarter of the Borrower ending after the Closing Date, commencing with the Fiscal Quarter ending April 3, 2011, to be greater than the correlative ratio indicated:

Fiscal Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2011	7.50:1.00	7.50:1.00	7.50:1.00	7.50:1.00
2012	7.25:1.00	7.25:1.00	7.25:1.00	7.25:1.00
2013	7.00:1.00	7.00:1.00	7.00:1.00	7.00:1.00
2014	6.75:1.00	6.75:1.00	6.75:1.00	6.75:1.00
2015	6.50:1.00	6.50:1.00	6.50:1.00	6.50:1.00
2016	6.00:1.00	6.00:1.00	6.00:1.00	6.00:1.00
2017	6.00:1.00	6.00:1.00	6.00:1.00	N/A

7.12. Amendments. Amend (i) any of its Organization Documents, (ii) the Senior Notes Indenture or (iii) the Certificates of Designation, in each case in a manner materially adverse to the Lenders.

7.13. Fiscal Year. Make any change in the Fiscal Year; provided that (i) the fiscal year of any Person that becomes a Restricted Subsidiary after the Closing Date may be changed to conform to that of the Borrower and (ii) Borrower and all of its Subsidiaries may change their fiscal year to conform to a calendar year.

7.14. Prepayments, Etc. of Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Subordinated Indebtedness other than (A) up to (i) an aggregate principal amount of $35,000,000 minus the amount of debt prepaid, redeemed, purchased, defeased or otherwise satisfied pursuant to clause (b)(i)(x) below, plus, (ii) if, after giving effect thereto on a Pro Forma Basis, the Consolidated Leverage Ratio shall not be greater than 5.00:1.00, Subordinated Indebtedness in an aggregate principal amount up to the Permitted Amount; plus (iii) Subordinated Indebtedness in an aggregate principal amount up to the Permitted Equity Amount; provided that any such prepayment, redemption, purchase, defeasance or payment shall be allowed hereunder conditioned upon (x) pro forma compliance with Section 7.11 and (y) the absence of any Event of Default that has occurred and is continuing and (B) in exchange for or with the proceeds of Permitted Refinancing Indebtedness with respect to any such Indebtedness; it being understood that notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries will have the right at any time and from time to time to prepay, redeem, purchase, defease or otherwise satisfy any Indebtedness of the Borrower or any Restricted Subsidiary payable to the Borrower or any Restricted Subsidiary.

(b) Refinance, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity therefore the Senior Notes other than (i)(w) up to $35,000,000 in aggregate principal amount of the Senior Notes, plus, (x) $15,000,000 in aggregate principal amount of the Senior Notes minus the amount of debt prepaid, redeemed, purchased, defeased or otherwise satisfied pursuant to clause (a)(A)(i) above in excess of $20,000,000, plus (y) if, after giving effect thereto on a Pro Forma Basis, the Consolidated Leverage Ratio shall not be greater than 5.00:1.00, additional Senior Notes in an aggregate principal amount up to the Permitted Amount, plus (z) Senior Notes in an aggregate principal amount up to the Permitted Equity Amount; provided that any such refinancing, prepayment, redemption, purchase, defeasance or other satisfaction with respect to the Senior Notes shall be allowed hereunder conditioned upon (x) pro forma compliance with Section 7.11 and (y) the absence of any Event of Default that has occurred and is continuing and (ii) in exchange for or with the proceeds of Permitted Refinancing Indebtedness with respect to any such Indebtedness.

(c) Notwithstanding the foregoing, the Borrower may redeem the Applebee’s and IHOP Fixed Rate Notes outstanding on the Closing Date and not tendered to the Borrower in connection with the Tender Offers in accordance with Section 6.19.

(d) Notwithstanding the foregoing, the Borrower may prepay or redeem, as applicable, the Applebee’s and IHOP Variable Funding Notes in accordance with Section 6.20.

(e) Notwithstanding the foregoing, the Borrower may purchase the Applebee’s Class M-1 Notes in accordance with Section 6.21.

7.15. No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, as security for the Obligations, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for the Obligations, except the following: (a) this Agreement and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 7.01 prohibiting further Liens on the properties encumbered thereby; (c) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; (d) Indebtedness permitted under Section 7.02(m) and the Applebee’s and IHOP Notes as in effect on the Closing Date and only until such time as they are required to be redeemed pursuant to Section 6.19; and (e) any prohibition or limitation that (i) exists pursuant to applicable Requirements of Law, (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.05 pending the consummation of such sale, (iii) restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of the Borrower or a Restricted Subsidiary, (iv) exists in any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (v) restrictions incurred in connection with a Permitted Receivables Financing, (vi) restrictions against assignment or transfer of agreements entered into in the ordinary course of business or (vii) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (b), (c), (d) or (e)(iv); provided that such amendments and refinancings are no more materially restrictive taken as a whole with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

7.16. Maximum Capital Expenditures.

(a) Incur Capital Expenditures in any Fiscal Year exceeding the amount set forth below opposite such Fiscal Year:

Fiscal Year	Amount
2011	$40,000,000
2012	$40,000,000
2013	$40,000,000
2014	$35,000,000
2015	$35,000,000
2016	$35,000,000

(b) The amount of Capital Expenditures set forth in Section 7.16(a) in respect of (i) any Fiscal Year shall be increased (but not decreased) by an amount equal to the sum of (x) unused Capital Expenditures for the immediately preceding Fiscal Year; provided that such increase shall not exceed

50% of the amount of Capital Expenditures permitted for the immediately preceding Fiscal Year; provided that the amount of any Capital Expenditures incurred shall be first deducted from any amounts carried forward pursuant to this clause (b) plus (y) if, after giving effect thereto on a Pro Forma Basis, (A) the Borrower and its Restricted Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.11 and (B) the Consolidated Leverage Ratio shall not be greater than 5.25:1.00, additional Capital Expenditures up to the Permitted Amount, plus (z) additional Capital Expenditures up to the Permitted Equity Amount and (ii) each Fiscal Year shall be increased (but not decreased), commencing with the Fiscal Year any Permitted Acquisition (or other Investment constituting an acquisition of substantially all of the assets of any Person, or a division or line of business, or substantially all of the Equity Interests of any Person) is consummated, by an amount equal to 15% of the Consolidated EBITDA of any Person (or attributable to any such assets, division or line of business) acquired in connection with such Permitted Acquisition or other transaction for the most recent four-fiscal quarter period for which financial results are available preceding such Permitted Acquisition or other transaction.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. The occurrence and continuance of any of the following on or after the Closing Date shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations or (ii) pay within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) and 6.05(a) (solely with respect to the Borrower) or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the giving of written notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty or certification of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Restricted Subsidiary thereof (A) fails to make any payment when due beyond the applicable grace period with respect thereto (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount together with the principal amount of all other Indebtedness (other than the Indebtedness hereunder and under Swap Contracts) as to which such failure has occurred, exceeding the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, which principal amount of Indebtedness, when taken together with the unpaid principal amounts of all other Indebtedness (other than Indebtedness hereunder and under Swap Contracts) as to which any such failure or event has occurred, exceeds the Threshold Amount; provided that this clause (e)(i)(b) shall not apply to Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is an Affected Party (as so defined) and, in either event, when taken together with all other Swap Contracts as to which events of default or events referred to in the immediately preceding clauses (A) and (B) are applicable the Swap Termination Value owed by such Loan Party or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; provided that the Swap Termination Value owed by such Loan Party or Restricted Subsidiary solely as a result of any Termination Event under a Swap Contract shall only count towards the Threshold Amount to the extent not paid when due (after giving effect to any netting arrangements); or

(f) Insolvency Proceedings, Etc. The Borrower or any Significant Restricted Subsidiary thereof institutes or consents to the institution of any proceeding with respect to such Person under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person for all or a substantial part of its assets and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Significant Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Significant Restricted Subsidiary thereof one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by insurance as to which such insurer has been notified of such judgment or order and has not denied coverage or, if not so covered by insurance, for which adequate cash reserves have not been provided in accordance with GAAP) and (i) the judgment is unpaid and enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) any Loan Party shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan other than any “prohibited transaction” for which statutory or administrative exemption is available, (ii) any failure to meet the minimum funding standard under the Pension Funding Rules, whether or not waived, shall exist with respect to any Pension Plan or any Lien in favor of the PBGC (under Section 430(k) of the Code or Section 303(k) of ERISA or successor provisions thereof) shall arise on the assets of any Loan Party or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Pension Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Pension Plan for purposes of Title IV of ERISA in a distress termination under Section 4041(c) of ERISA or a termination instituted by the PBGC under Section 4042 of ERISA, (iv) any Pension Plan shall terminate for purposes of Title IV of ERISA, (v) any Loan Party or any ERISA Affiliate shall incur any liability in connection with a withdrawal from, or the “insolvency” or “reorganization” (within the meaning of Section 432 of the Code or Section 305 and Title IV of ERISA) of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Pension Plan which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Secured Obligations, ceases to be in full force and effect; or any Loan Party contests the validity or enforceability of any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Security Agreement.

8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable and documented fees, out-of-pocket charges and disbursements of outside counsel and one local counsel in any relevant jurisdiction to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest; commitment fees pursuant to Section 2.09(a) and Letter of Credit Fees) payable to the Secured Parties and the L/C Issuers (including reasonable and documented fees, out-of-pocket charges and disbursements of outside counsel and one local counsel in any relevant jurisdiction to the respective Lenders and the respective L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid commitment fees pursuant to Section 2.09(a) and Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Borrowings and Secured Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Secured Parties, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.04 and 2.15; and

Last, the balance, if any, after all of the Secured Obligations (other than unmatured contingent obligations) have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired or to the extent such Cash Collateral exceeds the amount of the outstanding Letters of Credit, such remaining or excess amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01. Appointment and Authority.

(a) Each of the Lenders and each of the L/C Issuers hereby irrevocably appoints Barclays Bank PLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and each of the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, for the avoidance of doubt, exercising any discretion under Section 6.12 or otherwise). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.06 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights, powers and obligations in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05. Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 3.01, each Lender (which shall include each L/C Issuer for purposes of this Section 9.05) shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within thirty (30) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.05 from such Lender. The agreements in this Section 9.05 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

9.06. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.07. Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give written notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the approval of the Borrower, not to be unreasonably withheld or delayed (so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders, with the approval of the Borrower, not to be unreasonably withheld or delayed (so long as no Event of Default has occurred and is continuing) (or no successor so appointed shall have accepted such appointment) within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the approval of the Borrower, not to be unreasonably withheld or delayed (so long as no Event of Default has occurred and is continuing) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, and then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) Any resignation by Barclays Bank PLC as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.08. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.09. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(g) and (h), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

9.11. Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and each of the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), (ii) that is sold or Disposed of or to be sold or Disposed of as part of or in connection with any sale or Disposition permitted hereunder or under any other Loan Document (other than such sale to another Loan Party), or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to release any Guarantor from its obligations under the Guarantee and Security Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or becomes an Unrestricted Subsidiary; and

(c) to subordinate or release its Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i), (k), (u), (v), (x) or (y).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee and Security Agreement pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will, at the Borrower’s expense and upon receipt of any certifications reasonably requested by the Administrative Agent in connection therewith, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guarantee and Security Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

9.12. Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guarantee and Security Agreement or any Collateral by virtue of the provisions hereof or of the Guarantee and Security Agreement or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

9.13. Administrative Agent’s “Know Your Customer” Requirements. Each Lender shall promptly, upon the request of the Administrative Agent, provide such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

ARTICLE X

MISCELLANEOUS

10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent upon the approval of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to any Lender hereunder or under such other Loan Document without the written consent of such Lender;

(c) reduce the principal of, or the rate of interest specified herein (except with respect to Section 2.08(b)) on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to any Lender without the written consent of such Lender (provided that changes to the financial covenant definitions shall not be deemed to reduce the rate of interest, fees or other amounts payable under any Loan Document);

(d) change (i) Section 2,12(a), Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of

Section 2.05(b) or 2.06(d), respectively, in any manner that adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(e) change (i) any provision of this Section 10.01 or the percentage specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(e)), without the written consent of each Lender or (ii) the percentage specified in the definition of “Required Revolving Lenders,” or “Required Term Lenders,” without the written consent of each Lender under the applicable Facility;

(f) release all or substantially all of the Collateral in any transaction or series of related transactions (it being understood that a transaction permitted by Section 7.05 shall not constitute the release of all or substantially all of the Collateral), without the written consent of each Lender;

(g) release all or substantially all of the value of the Guarantee and Security Agreement, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guarantee and Security Agreement is permitted pursuant to Section 9.11 (in which case such release may be made by the Administrative Agent acting alone); or

(h) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each relevant L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional revolving credit or term loan facilities to this Agreement (including pursuant to the amendment of an existing credit facility hereunder) and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to appropriately permit, (x) the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder, (y) the Lenders providing such additional revolving credit facilities to share ratably in any reduction of commitments or prepayment of revolving loans, and (z) the Lenders providing such additional term facilities to share ratably in any prepayment of term loans.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each Lender directly affected thereby and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding anything to the contrary, (i) any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property and (ii) any Loan Document may be amended by the Administrative Agent, the Borrower, the Lenders providing such additional revolving credit facilities or term facilities, as applicable, to provide for and permit Additional Term Commitments, Additional Term Loans, Additional Revolving Commitments, and Additional Revolving Credit Loans made pursuant thereto.

Notwithstanding any thing to contrary contained herein, Revolving Loan Modification Offers and Permitted Amendments shall be permitted in accordance with this paragraph, regardless of the preceding provisions of this Section 10.01. Borrower may make one or more offers (each, a “Revolving Loan Modification Offer”) to all the Revolving Credit Lenders (or all the Revolving Credit Lenders of any particular tranche of Revolving Credit Commitments) to make one or more Permitted Amendments (as defined below). Permitted Amendments shall become effective only with respect to the Revolving Credit Loans and Revolving Credit Commitments of the Lenders that accept the applicable Revolving Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Revolving Credit Loans and Revolving Credit Commitments as to which such Lender’s acceptance has been made. The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a loan modification agreement (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Revolving Credit Loans and Revolving Credit Commitments of the Accepting Lenders (including any amendments necessary to treat the Revolving Credit Loans and Revolving Credit Commitments of the Accepting Lenders as Revolving Credit Loans and/or Revolving Credit Commitments, it being understood that all borrowings and repayments will be made pro rata between all Revolving Loans (provided that to the extent any Permitted Amendment extends the final maturity of the Revolving Credit Commitments of the Accepting Lenders, the Revolving Credit Facility and related Obligations may be repaid on the Maturity Date for the Revolving Credit Facility on a non-ratable basis with the Revolving Credit Commitments of the Accepting Lenders). “Permitted Amendments” shall be (i) a change to the final maturity date of the applicable Revolving Credit Loans and/or Revolving Credit Commitments of the Accepting Lenders, (ii) a change to (including an extension of) the scheduled maturity of the applicable Revolving Credit Loans and Revolving Credit Commitments of the Accepting Lenders, (iii) a change in rate of interest (including a change to the Applicable Rate and any provision establishing a minimum rate), premium, LC Disbursement or other amount with respect to the applicable

Revolving Credit Loans and/or Revolving Credit Commitments of the Accepting Lenders and/or a change in the fees to the Accepting Lenders (such payments to be in the form of cash, Equity Interests or other property to the extent not prohibited by this Agreement) and (iv) any other amendment to a Loan Document that is made to give effect to any of the foregoing amendments described in the preceding clauses (i) to (iii).

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) or Replacement Revolving Commitments (as defined below) to permit the refinancing of all or any portion of the outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder or the replacement of all or any portion of the outstanding Revolving Credit Commitments (the “Refinanced Revolving Commitments” with a replacement revolving credit tranche (the “Replacement Revolving Commitments”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans), (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing, (e) the aggregate principal amount of such Replacement Revolving Commitments shall not exceed the aggregate principal amount of such Refinanced Revolving Commitments, (f) the Applicable Rate for such Replacement Revolving Commitments shall not be higher than the Applicable Rate for such Refinanced Revolving Commitments, (g) all other terms applicable to such Replacement Revolving Commitments shall be substantially identical to, or less favorable to the Lenders providing such Replacement Revolving Commitments than those applicable to such Refinanced Revolving Commitments, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Refinanced Revolving Commitments in effect immediately prior to such refinancing and (h) this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Replacement Term Loans or Replacement Revolving Commitments, as applicable, but shall not change the terms of any other Loans or Commitments hereunder (other than solely to the extent necessary to reflect that the Replacement Term Loans and Replacement Revolving Commitments shall rank pari passu in right of payment and security with the Loans).

Any Replacement Revolving Commitment shall be a “Revolving Credit Commitment” for all purposes of this Agreement and the other Loan Documents and any Replacement Term Loan shall be a “Term Loan” for all purposes of this Agreement and the other Loan Documents (though such Replacement Revolving Credit Commitments or Replacement Term Loans may constitute separate tranches of revolving loans or term loans, as applicable, it being understood that all borrowings and repayments will be made pro rata between such revolving loan tranches or term loan tranches, as applicable; provided that to the extent the Replacement Revolving Credit Commitments or the Replacement Term Loans have a final maturity date that is later than the applicable Maturity Date, the Revolving Credit Facility or the Term Facility, as applicable, and related Obligations may be repaid on the applicable Maturity Date on a non-ratable basis with the Replacement Revolving Credit Commitments or Replacement Term Loans, as applicable).

10.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE

PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or from a material breach of any of the Loan Documents by such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile, email or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuers or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, amendments and restatements, modifications or waivers (or any proposed amendments, amendments and restatements, modifications or waivers) of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights upon the occurrence and during the continuance of an Event of Default (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Borrower shall not be liable for the fees of more than (w) one counsel to the Administrative Agent and one counsel to the other Lenders (as a group), (x) if applicable, one local counsel in each relevant jurisdiction to the Administrative Agent and the other Lenders (as a group) and (y) in the event of a potential conflict of interest, such additional counsels as are reasonably required.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agent, each Lender, the L/C Issuer and the Swing Line Lender, and each Related Party and any sub-agent of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) (other than taxes, the intent of the parties being that such indemnification be covered by Section 3.01), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned, operated or leased at any time by the Borrower or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Restricted Subsidiaries, (iv) the arrangement and the initial primary syndication of the Loans and the Commitments by the Arrangers, including prior to the Closing Date or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by an Indemnitee, holder, creditor , third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee, holder, creditor or third party is a party thereto, and whether or not based on any securities or commercial law or regulation or any other applicable Law or theory thereof, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties or from a material breach of any of the Loan Documents by such Indemnitee or its Related Parties; provided, further, that, notwithstanding anything to the contrary herein, the Borrower shall not be liable pursuant to this clause (b) for the fees of more than one counsel to the Administrative Agent, one counsel to the other Lenders (as a group), if applicable, one local counsel in each jurisdiction to each of the Administrative Agent and the other Lenders (as a group) and one special counsel to each such person or group and, in the event of a potential conflict of interest, such additional counsels as are reasonably required.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuers or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuers or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuers in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuers in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, on behalf of itself and the other Loan Parties, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee or its Related Parties or from a material breach of any of the Loan Documents by such Indemnitee or its Related Parties, in each case, as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Secured Obligations.

10.05. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, such L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Secured Obligations and the termination of this Agreement.

10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (it being understood that transactions permitted under Section 7.05 shall not constitute an assignment or transfer of rights or obligations hereunder) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or (y) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b) (i) (A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b) (i) (B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) with respect to the Term Loans such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund and with respect to Revolving Credit Commitments or Revolving Credit Loans, such assignment is to a Revolving Credit Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan if such assignment is to a Person that is not a Term Lender, an Affiliate of a Term Lender or an Approved Fund with respect to a Term Lender or (2) any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption and such forms, certificates or other evidence, if any, with respect to United States federal income Tax withholding matters as the assignee under such Assignment and Assumption may be required to deliver pursuant to Section 3.01(e), together with a processing and recordation fee in the amount of $3,500 (unless such fee is waived by the Administrative Agent in its sole discretion); provided that (i) only one such fee shall be payable in the case of contemporaneous assignments to or by two or more Approved Funds and (ii) no such fee shall be due in the case of assignments to or by Barclays Bank or any Affiliate thereof or to or by Goldman Sachs Bank USA or any Affiliate thereof. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries (other than a Purchasing Borrower Party pursuant to Section 10.06(h)), or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Notwithstanding the foregoing or anything to the contrary set forth herein, any assignment of any Loans or Commitments to a Purchasing Borrower Party shall also be subject to the requirements set forth in Section 10.06(h).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement arising from and after such effective date (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders (including successors and assignees), and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender (including successors and assignees) pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Registrar information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations thereof (including the requirement to provide documentation under Section 3.01(e)) and Section 3.06) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Participant Register shall be available for inspection by the Administrative Agent from time to time upon reasonable prior notice.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or the right to a greater payment arises from a change in Requirements of Law after such Participant became a Participant.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or its foreign equivalent; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Barclays Bank PLC or any other L/C Issuer assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), such Person may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Barclays Bank PLC or such other L/C Issuer as L/C Issuer or Swing Line Lender, as the case may be. If Barclays Bank PLC or another L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Barclays Bank PLC resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Barclays Bank PLC or such other resigning L/C Issuer to effectively assume the obligations of Barclays Bank PLC or such Person with respect to such Letters of Credit.

(h) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with Section 10.06(b); provided that:

(i) no Default or Event of Default has occurred or is continuing or would result therefrom;

(ii) the assigning Lender and Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E-3 hereto (a “Purchasing Borrower Party Assignment and Assumption”) in lieu of an Assignment and Assumption;

(iii) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Credit Commitments or Revolving Credit Loans to any Purchasing Borrower Party;

(iv) any Term Loans assigned to a Purchasing Borrower Party or its Subsidiaries shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(v) no Purchasing Borrower Party may use the proceeds from Revolving Credit Loans or Swing Line Loans to purchase any Term Loans;

(vi) except as previously disclosed in writing to the Administrative Agent and the Term Lenders, the Purchasing Borrower Party must represent that as of the date of such assignment it does not have any MNPI with respect to the Borrower or any of its Subsidiaries that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive MNPI with respect to the Borrower, any of its Subsidiaries or Affiliates) that could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to assign Term Loans to such Purchasing Borrower Party; and

(vii) no Term Loan may be assigned to a Purchasing Borrower Party pursuant to this Section 10.06 if, after giving effect to such assignment (and any related cancellation), Purchasing Borrower Parties in the aggregate would own more than 20% of the aggregate principal amount outstanding of Term Loans.

Purchasing Borrower Parties will be subject to the restrictions set forth in Section 10.20.

10.07. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives solely in connection with matters relating to this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that unless specifically prohibited by applicable law or court order, the Administrative Agent, each Lender and each L/C Issuer shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof prior to disclosure of such information, (d) to (i) any pledgee referred to in Section 10.06(f), (ii) any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein, (iii) any bona fide or potential direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Loan Party and its obligations or (iv) any direct or indirect investor or prospective investor in an Approved Fund; provided that such pledgees, assignees, transferees, participants, counterparties, advisors and investors are advised of and agree to be bound by either the provisions of this Section 10.07 or other provisions at least as restrictive as this Section 10.07, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) with the consent of the Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower (provided that the source is not actually known by such disclosing party to be bound by an agreement containing provisions substantially the same as those contained in this Section 10.07).

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13. Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.05(a)(iv) and 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agreement an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding the foregoing, in the event that a Lender which holds Loans or Commitments under more than one Facility does not agree to a proposed amendment, waiver, consent or release which requires the consent of all Lenders under a particular Facility, the Borrower shall be permitted to replace the non-consenting Lender with respect to the affected Facility and may, but shall not be required to, replace such Lender with respect to any unaffected Facilities.

10.14. Governing Law; Jurisdiction; Etc. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS PROVIDED IN ANY MORTGAGE WITH RESPECT TO ITSELF), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower, on behalf of itself and the other Loan Parties, acknowledges and agrees, and acknowledges that its and their respective Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Borrower and the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and each of the Arrangers and each of the Lenders is and has been acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or Loan Party or any of their respective Affiliates, or any other Person in connection with the Loan Documents and (B) neither the Administrative Agent nor any Arranger nor any Lender has any obligation to the Borrower or Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and the Loan Parties hereby waive and release any claims that any of them may have against the Administrative Agent and the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18. USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.20. Purchasing Borrower Parties.

Each Purchasing Borrower Party acknowledges that any Loans acquired by such Purchasing Borrowing Party shall be immediately cancelled and no Purchasing Borrower Party shall having any right to vote on amendments, modifications or waivers of the Loan Documents, in a capacity as a Lender, or to attend any meetings of Lenders to which representatives of the Borrower are not permitted to attend.

10.21. Collateral and Guarantee Releases.

(a) Any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document shall automatically be released (i) upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), (ii) that is sold or Disposed of or transferred or to be sold or Disposed of or transferred as part of or in connection with any sale or Disposition or transfer permitted hereunder or under any other Loan Document (other than such sale, Disposition or transfer to another Loan Party), or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01.

(b) Any Guarantor shall automatically be released from its obligations under the Guarantee and Security Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or becomes an Unrestricted Subsidiary.

(c) The Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate or release its Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i), (k), (u), (v), (x) or (y).

In each case as specified in this Section 10.21, the Administrative Agent will, at the Borrower’s expense and upon receipt of any certifications reasonably requested by the Administrative Agent in connection therewith, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request, and take such additional actions as such Loan Party may reasonably request, to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guarantee and Security Agreement, in each case in accordance with the terms of the Loan Documents and this Section 10.21.

10.22. Foreign Subsidiaries. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, with respect to any (a) Foreign Subsidiary or (b) Subsidiary substantially all of the assets of which consist of Equity Interests in on or more Foreign Subsidiaries or (c) Subsidiary treated as a disregarded entity for United States federal income tax purposes that owns more than 65% of the Equity Interests of a Subsidiary described in clause (a) or (b) of this sentence, (1) no more than 65% of the combined total voting power of all outstanding Voting Stock in or of any such Subsidiary shall be pledged or similarly hypothecated to guarantee or support any obligation hereunder or any other Loan Document; provided that no such restriction shall apply to non-Voting Stock of such Subsidiaries, (2) no such Subsidiary shall guarantee or support any obligation hereunder or any other Loan Document, and (3) no security or similar interest shall be granted in the assets of any such Subsidiary, which security or similar interest guarantees or supports any obligation hereunder or any other Loan Document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DINEEQUITY, INC.

By:	/s/ John F. Tierney
	Name:	John F. Tierney
	Title:	Chief Financial Officer

[Credit Agreement]

BARCLAYS BANK PLC, as Administrative Agent and as a Lender

By:	/s/ Ritam Bhalla
	Name:	Ritam Bhalla
	Title:	Vice President

[Credit Agreement]

GOLDMAN SACHS BANK USA, as Syndication Agent, Joint Lead Arranger, Joint Book Manager and Lender

By:	/s/ Alexis Maged
	Name:	Alexis Maged
	Title:	Authorized Signatory

[Credit Agreement]

RAYMOND JAMES REALTY, INC., as Documentation Agent

By:	/s/ J. Davenport Mosby
	Name:	J. Davenport Mosby
	Title:	Director

[Credit Agreement]

RAYMOND JAMES BANK, FSB, as Lender

By:	/s/ Thomas F. Macina
	Name:	Thomas F. Macina
	Title:	Executive Vice President

[Credit Agreement]

BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC, as Joint Lead Arranger and Joint Book Manager

By:	/s/ Ritam Bhalla
	Name:	Ritam Bhalla
	Title:	Vice President

[Credit Agreement]